Exhibit 10.4
Third Amendment To
Receivables Financing Agreement
This Third Amendment to Receivables Financing Agreement (this “Amendment”), dated as of April 22, 2021, is by and among DCP Receivables LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”); DCP Midstream, LP, a Delaware limited partnership as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); the Lenders, LC Participants and Group Agents party to the Financing Agreement (as hereinafter defined); PNC Bank, National Association (“PNC”), as LC Bank (in such capacity, the “LC Bank”) and as Administrative Agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”); and PNC Capital Markets LLC, a Pennsylvania limited liability company, as Structuring Agent (the “Structuring Agent”).
W I T N E S S E T H:
Whereas, the Borrower, the Servicer, the Lenders, the LC Participants, the Group Agents, the LC Bank, the Administrative Agent, and the Structuring Agent are party to that certain Receivables Financing Agreement dated as of August 13, 2018 (as amended by the First Amendment thereto dated as of August 12, 2019 and the Second Amendment thereto dated as of December 23, 2019, the “Financing Agreement”).
Whereas, the Borrower, the Servicer, the Lenders, the LC Participants, the Group Agents, the LC Bank and the Administrative Agent hereby agree to make certain amendments to the Financing Agreement, as permitted by Section 14.01 of the Financing Agreement, pursuant to the terms and conditions set forth herein.
Now, Therefore, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties hereto agree as follows:
    Section 1.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Financing Agreement.
    Section 2.    Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Financing Agreement shall be, and it hereby is, amended with text marked in underline indicating additions to the Financing Agreement and with text marked in ~~strikethrough~~ indicating deletions to the Financing Agreement as set forth in Exhibit A attached hereto.
    Section 3.    Representations of the Borrower and the Servicer. Each of the Borrower and the Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article VII of the Financing Agreement are true and correct in all material respects as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date).
    Section 4.    Conditions Precedent. This Amendment shall become effective and be deemed effective as of the date first written above upon the satisfaction or waiver of the following conditions precedent:
    (a)    the Administrative Agent shall have received a fully executed counterpart of this Amendment from each of the other parties hereto;
    (b)    the Administrative Agent shall have received an executed Reaffirmation, Acknowledgment and Consent of Performance Guarantor dated as of the date hereof; and
    (c)    no Unmatured Event of Default or Event of Default shall have occurred and be continuing.
    Section 5.    Counterparts. This Amendment may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
    Section 6.    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    Section 7.    Governing Law and Jurisdiction. Sections 14.07, 14.10 and 14.11 of the Financing Agreement are incorporated in this Amendment by reference as if such provisions were set forth herein mutatis mutandis.
    Section 8.    Headings. The headings of this Amendment are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

DCP Receivables LLC, as the Borrower

By: /s/ Scott R. Delmoro
Name: Scott R. Delmoro
Title: Vice President and Treasurer

DCP Midstream, LP, as the Servicer

By: DCP Midstream GP, LP
Its General Partner

By: DCP Midstream GP, LLC
Its General Partner

By: /s/ Scott R. Delmoro
Name: Scott R. Delmoro
Title: Vice President and Treasurer

[Signature Page to Third Amendment to Receivables Financing Agreement]

PNC Bank, National Association, as Administrative Agent

By: /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC Bank, National Association, as LC Bank and as Group Agent for the PNC Group

By: /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC Bank, National Association, as a Committed Lender

By: /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC Capital Markets LLC, as Structuring Agent

By: /s/ Imad Naja
Name: Imad Naja
Title: Managing Director

[Signature Page to Third Amendment to Receivables Financing Agreement]

Exhibit A to Third Amendment to Receivables Financing Agreement
[See Attached]

Conformed Copy
First Amendment dated August 12, 2019
Second Amendment Dated December 23, 2019
Third Amendment dated as of April 22, 2021

Receivables Financing Agreement
Dated as of August 13, 2018
by and among
DCP Receivables LLC,
as Borrower,
The Persons from Time to Time Party Hereto,
as Lenders, LC Participants, and as Group Agents,
PNC Bank, National Association,
as LC Bank,
PNC Bank, National Association,
as Administrative Agent,
DCP Midstream, LP,
as initial Servicer
and
PNC Capital Markets LLC,
as Structuring Agent

-i-

-ii-

Section 11.04.	Indemnification of Administrative Agent	~~98~~ 99
Section 11.05.	Delegation of Duties	99
Section 11.06.	Action or Inaction by Administrative Agent	99
Section 11.07.	Notice of Events of Default; Action by Administrative Agent	99
Section 11.08.	Non-Reliance on Administrative Agent and Other Parties	~~99~~ 100
Section 11.09.	Successor Administrative Agent	100
Section 11.10.	Structuring Agent	100

Article XII	The Group Agents	~~100~~ 101

Section 12.01.	Authorization and Action	~~100~~ 101
Section 12.02.	Group Agent’s Reliance, Etc	101
Section 12.03.	Group Agent and Affiliates	101
Section 12.04.	Indemnification of Group Agents	~~101~~ 102
Section 12.05.	Delegation of Duties	102
Section 12.06.	Notice of Events of Default	102
Section 12.07.	Non-Reliance on Group Agent and Other Parties	102
Section 12.08.	Successor Group Agent	103
Section 12.09.	Reliance on Group Agent	103

Article XIII	Indemnification	103

Section 13.01.	Indemnities by the Borrower	103
Section 13.02.	Indemnification by the Servicer	106

Article XIV	Miscellaneous	107

Section 14.01.	Amendments, Etc	107
Section 14.02.	Notices, Etc	108
Section 14.03.	Assignability; Addition of Lenders	108
Section 14.04.	Costs and Expenses	~~111~~ 112
Section 14.05.	No Proceedings; Limitation on Payments	112
Section 14.06.	Confidentiality	~~112~~ 113
Section 14.07.	Governing Law	114
Section 14.08.	Execution in Counterparts	~~114~~ 115
Section 14.09.	Integration; Binding Effect; Survival of Termination	~~114~~ 115
Section 14.10.	Consent to Jurisdiction	115
Section 14.11.	Waiver of Jury Trial	115
Section 14.12.	Ratable Payments	~~115~~ 116
-iii-

Section 14.13.	Limitation of Liability	~~115~~ 116
Section 14.14.	Intent of the Parties	116
Section 14.15.	USA Patriot Act	116
Section 14.16.	Right of Setoff	~~116~~ 117
Section 14.17.	Severability	117
Section 14.18.	Mutual Negotiations	117
Section 14.19.	Captions and Cross References	117
-iv-

Exhibits

Exhibit A-1    –    Form of [Loan Request][LC Request]
Exhibit A-2    –    Form of Letter of Credit Application
Exhibit B    –    Form of Assignment and Acceptance Agreement
Exhibit C    –    Form of Assumption Agreement
Exhibit D    –    Reduction Notice
Exhibit E    –    Credit and Collection Policy
Exhibit F-1    –    Form of Monthly Information Package
Exhibit F-2    –    Form of Weekly Information Package
Exhibit F-3    –    Form of Daily Information Package
Exhibit G    –    Form of Compliance Certificate
Exhibit H    –    Closing Memorandum
Schedules

Schedule I    –    Commitments
Schedule II    –    Lock-Boxes, Collection Accounts and Collection Account Banks
Schedule III    –    Notice Addresses
Schedule IV    –    Special Obligors
Schedule V    –    Subject Originators

-v-

This Receivables Financing Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 13, 2018 by and among the following parties:
    (i)    DCP Receivables LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);
    (ii)    the Persons from time to time party hereto as Lenders, LC Participants, and as Group Agents;
    (iii)    PNC Bank, National Association, as LC Bank (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”);
    (iv)    PNC Bank, National Association (“PNC”), as Administrative Agent;
    (v)    DCP Midstream, LP, a Delaware limited partnership (“DCP”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and
    (vi)    PNC Capital Markets LLC, a Pennsylvania limited liability company, as Structuring Agent.
Preliminary Statements
The Borrower has acquired, and will acquire from time to time, Receivables from the Originators (as defined herein) pursuant to the Receivables Sale Agreement (as defined herein). The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables (as defined herein).
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Article I

Definitions
    Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Adjusted LC Participation Amount” means, at any time of determination, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).
“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen or other applicable screen as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at the Adjusted LIBOR during such Interest Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on
Bloomberg Finance L.P. Screen US0001M or other
applicable screen for such Tranche Period,
or appropriate successor
Adjusted LIBOR =
1.00 - Euro-Rate Reserve Percentage
Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Adjusted LMIR” means, as of any day of any Interest Period, the interest rate per annum determined by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the LMIR as of such date, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Notwithstanding the foregoing, if Adjusted LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.
“Advisors” has the meaning set forth in Section 14.06(c).
“Affected Person” means each Credit Party, each Program Support Provider, each Liquidity Agent, and each of their respective Affiliates.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Parent) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“Affiliate Deduction Amount” means, on any day, an amount equal to (A) except after the occurrence and during the continuation of a Level 2 Ratings Event, $0 or (B) after the occurrence and during the continuance of a Level 2 Ratings Event, upon the election of the Administrative Agent in its sole discretion, the aggregate Outstanding Balance of all Eligible Receivables the Obligor of which is an Approved Affiliate Obligor.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders and all LC Participants at such time.
“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“AML Laws” means all laws, rules, and regulations of any Governmental Authority that are applicable to the Borrower from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any Governmental Authority applicable to the Borrower from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Approved Affiliate Obligor” means Enbridge, Inc., Phillips 66, and each of their respective Subsidiaries other than Parent and its Subsidiaries.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee, such Committed Lender’s Group Agent and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.
“Assumption Agreement” has the meaning set forth in Section 14.03(i).
“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:
    (a)    the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
    (b)    0.50% per annum above the Federal Funds Rate in effect on such day.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, reimbursement for all drawings under the Letters of Credit, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).
“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Adjusted LC Participation Amount at such time, plus (C) the Aggregate Interest at such time, plus (D) the aggregate accrued and unpaid Fees at such time, plus (E) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.
“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.
“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time plus the Adjusted LC Participation Amount at such time, exceeds (b) the Borrowing Base at such time.
“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than a Settlement Date or pursuant to Section 2.02(d) or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, on the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender (or likely to be realized by such Lender (as reasonably determined by such Lender)) from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with LMIR or Adjusted LIBOR, dealings are carried out in the London interbank market.
“Canadian Sanctions” means economic or financial sanctions administered, enacted or enforced by any sanctions authority including any restriction on any of the Lender’s or its Affiliates’ ability to conduct business with any banks or financial institutions in any country relevant to the transaction, pursuant to all applicable Canadian laws regarding sanctions and export controls (all such applicable laws currently in effect, all such new applicable laws in effect in the future or each as amended from time to time), such as the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Foreign Corrupt Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act or any other similar Canadian statute or regulation.
“Capital” means, with respect to any Lender, without duplication, the aggregate amounts (i) advanced to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, (ii) paid by such Lender, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Lender to LC Bank pursuant to Section 3.04(b) and (iii) with respect to the Lender that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Borrower or funded by Participation Advances, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01 and as reduced in accordance with Section 2.02; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change in Control” means the occurrence of any of the following:
    (a)    DCP Midstream, LP ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims;
    (b)    DCP Midstream, LP ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of any Originator who is not a Subject Originator free and clear of all Adverse Claims; provided that prior to any disposition of the Capital Stock, membership interests or other equity interest of a Subject Originator, the Servicer shall have provided to the Administrative Agent a pro forma calculation of the Borrowing Base showing that no Borrowing Base Deficit exists or would exist after giving effect to such disposition and any voluntary prepayments of the outstanding Capital associated therewith;
    (c)    any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; provided that an Originator may pledge the Subordinated Note as security so long as the pledgee thereof agrees in writing not to file a petition seeking relief under any applicable federal or state law relating to bankruptcy against the Borrower until the date that is one year and one day after the payment in full of all Borrower Obligations hereunder; or
    (d)    DCP Midstream LLC shall cease to own, directly or indirectly, a majority of the voting equity of the general partner of the Parent.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means August 13, 2018.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” has the meaning set forth in Section 5.08(a).
“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all cash collections and other cash proceeds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit, and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections with respect to such Pool Receivable, (c) all cash proceeds of all Related Security with respect to such Pool Receivable and (d) all other cash proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender and/or LC Participant, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Loans, make Participation Advances and/or issue Letters of Credit hereunder in accordance with this Agreement.
“Committed Lenders” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.
“Concentration Percentage” means, at any time of determination, (a) except as provided in clause (b) below, (i) for any Group A Obligor, 25.0%, (ii) for any Group B Obligor, 12.5%, (iii) for any Group C Obligor, 8.0%, and (iv) for any Group D Obligor, 5.0% and (b) for each of the Obligors listed in the chart on Schedule IV hereto or which the Administrative Agent, with the approval of the Borrower and the consent, or at the direction, of the Majority Group Agents from time to time designates in writing to the Borrower and the Servicer as a Special Obligor (each, a “Special Obligor”), the percentage specified in the chart on Schedule IV for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent may, upon not less than thirty (30) days’ prior written notice to the Borrower, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, and in the case of a cancellation, the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.
“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors, and (d) the largest Obligor Percentage of the Group A Obligors.
“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender”.
“Conduit Trustee” means with respect to any Conduit Lender or CP Issuer a security trustee or collateral agent for the benefit of the holders of the commercial paper of such Conduit Lender or CP Issuer appointed pursuant to such entity’s program documents.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Leverage Ratio” has the meaning set forth in the Credit Agreement as defined on the Closing Date.
“Consolidated Net Tangible Assets” has the meaning set forth in the Credit Agreement as defined on the Closing Date.
“Contra Deduction Amount” means, on any day, an amount equal to (A) $0 or (B) after the occurrence and during the continuance of a Level 1 Ratings Event, the sum of all amounts determined as follows: for each Obligor, the aggregate amounts payable, if any, by the applicable Originator to such Obligor as of the last day of the most recently ended Fiscal Month other than (i) any such amounts payable subject to a Net-Out Agreement and (ii) any such amounts payable asserted by such Obligor as an offset to the Outstanding Balance of Eligible Receivables of such Obligor.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“CP Issuer” means with respect to any Conduit Lender, any other Person which, in the ordinary course of its business, issues commercial paper notes the proceeds of which commercial paper notes are made available to such Conduit Lender to fund and maintain its Loans from time to time hereunder.
“CP Rate” means, for any Conduit Lender and for any Interest Period (or portion thereof) for any Portion of Capital of such Conduit Lender (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Lender, and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Lender to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Lender); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Interest Period (or portion thereof), the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period (or portion thereof) with respect to any Portion of Capital funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Lenders had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Lender in an Assumption Agreement pursuant to which such Person becomes a party as a Conduit Lender to this Agreement, or any other writing or agreement provided by such Conduit Lender to the Borrower, the Servicer, the Administrative Agent and the applicable Group Agent from time to time. At the election of the Administrative Agent or the request of the Majority Group Agents, the “CP Rate” for any Conduit Lender for any day while an Event of Default has occurred and is continuing shall be an interest rate equal to the greater of (i) 2.00% per annum above the Base Rate for each day during such Interest Period (or portion thereof) and (ii) 2.00% per annum above the “CP Rate” calculated without giving effect to such Event of Default.
“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 6, 2017, by and among DCP Midstream, LP, as Parent, DCP Midstream Operating, LP, as Borrower, Mizuho Bank, Ltd., as Administrative Agent, Swingline Lender, and Issuing Lender, and the lenders referred to therein, as such agreement may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“Credit and Collection Policy” means the receivables credit and collection policy and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.
“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit or any modification, extension or renewal of any Letter of Credit.
“Credit Party” means each Lender, the LC Bank, each LC Participant, the Administrative Agent and each Group Agent.
“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.
“Daily Information Package” means a report in substantially the form of Exhibit F-3.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the aggregate initial Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate credit sales originated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) the number of days in the three (3) most recent Fiscal Months then ended.
“DCP” has the meaning set forth in the preamble to this Agreement.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services purchased (excluding trade payables and accrued expenses incurred in the ordinary course of business that are not more than 90 days past the due date or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP), (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the property acquired, (d) all obligations of such Person under lease obligations which shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) the face amount of all letter of credit indebtedness available to be drawn (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (f) all Indebtedness of others secured by a lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all guarantees of Indebtedness referred to in clauses (a) through (f) above, (h) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person, and (j) all Off Balance Sheet Indebtedness of such Person.
“Deemed Collections” has the meaning set forth in Section 4.01(d).
“Default Ratio” means the ratio computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate credit sales of all Pool Receivables originated by the Originators during the month that is three (3) Fiscal Months before such month.
“Defaulted Receivable” means a Receivable:
    (a)    without duplication as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment;
    (b)    without duplication, as to which any payment, or part thereof, remains unpaid for 61 days or less from the original due date for such payment and consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Borrower’s books as uncollectible; or
    (c)    without duplication, as to which any payment, or part thereof, remains unpaid for 61 days or less from the original due date for such payment and an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto.
“Defaulting Lender” means any Committed Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or its participations in any Letter of Credit or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Committed

Lender notifies the Administrative Agent in writing that such failure is the result of such Committed Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Committed Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Committed Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.
“Delinquency Ratio” means the ratio computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent ~~Receivables other than Specified~~ Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a decimal) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate credit sales originated by the Originators during the most recently ended Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Borrower to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means, for any Fiscal Month, the ratio, computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (I) generated by an Originator during such Fiscal Month and (II) written off the applicable Originator’s or the Borrower’s books as uncollectible during such Fiscal Month), by (b) the aggregate credit sales originated by the Originators during such Fiscal Month.

“Dilution Reserve Percentage” means, on any day, the product (expressed as a percentage) of (a) the sum of (i) (x) 2.50 times (y) the arithmetic average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.
“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) of:
    (a)    the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times
    (b)    (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Drawing Date” has the meaning set forth in Section 3.04(a).
“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any Person managed by a Committed Lender or any of its Affiliates and (iii) any other financial or other institution of recognized standing having a combined capital and surplus in excess of $250,000,000.
“Eligible Foreign Obligor” means any Obligor which is organized in or has a head office (domicile), registered office, and chief executive office located in any country other than the United States or a Sanctioned Country.
“Eligible Receivable” means, at any time of determination, a Pool Receivable:
    (a)    the Obligor of which is: (i) either (A) a resident of the United States of America or (B) an Eligible Foreign Obligor; (ii) not a Governmental Authority, (iii) not a Sanctioned Person; (iv) not subject to any Insolvency Proceeding; (v) not an Affiliate of the Borrower, the Servicer, the Parent, or any Originator unless such Obligor is an Approved Affiliate Obligor or an Affiliate of an Approved Affiliate Obligor; and (vi) not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all of such Obligor’s Pool Receivables;
    (b)    that is neither a Defaulted Receivable nor a Delinquent Receivable;
    (c)    that is denominated and payable only in U.S. dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;

    (d)    in which the Borrower owns good and marketable title, free and clear of any Adverse Claims other than Permitted Liens, that is freely assignable, and the related Contract does not contain any enforceable restriction on assignment of such Receivable that is effective under Applicable Law (including without any consent of the related Obligor or any Governmental Authority unless such consent has been obtained);
    (e)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim other than Permitted Liens;
    (f)    that either (i) has been billed or invoiced by or on behalf of the Servicer or (ii) is an Eligible Unbilled Receivable;
    (g)    that does not have a due date which is 61 days or more after the original invoice date of such Receivable;
    (h)    that satisfies all applicable requirements of the Credit and Collection Policy;
    (i)    that arises under a Contract for the sale of goods or services entered into on an arm’s length basis in the ordinary course of the applicable Originator’s business;
    (j)    that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;
    (k)    that (i) is not subject to any existing dispute, litigation, right of rescission, set-off, counterclaim, hold back, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim (including customer deposits, advance payments (including payments related to unearned revenues)), and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given right to such Receivable, except to the extent any of the foregoing are included in the Contra Deduction Amount or (ii) is not a Net-Out Receivable;
    (l)    that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, in accordance with the Credit and Collection Policy or as otherwise permitted under this Agreement;
    (m)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
    (n)    represents amounts that have been recognized as revenue by the Originator thereof in accordance with GAAP;
    (o)    that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower and the related goods or merchandise shall have been shipped and/or services performed other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable;
    (p)    that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable;
    (q)    that has been transferred by an Originator to the Borrower pursuant to the Receivables Sale Agreement with respect to which transfer all conditions precedent under the Receivables Sale Agreement have been met;
    (r)    with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Receivables Sale Agreement have been duly obtained, effected or given and are in full force and effect;
    (s)    that constitutes an “account” or “general intangible” as defined in the UCC, and that is not evidenced by instruments or chattel paper;
    (t)    that does not arise from the sale of as-extracted collateral of any Originator or the Borrower, as such term is used in the UCC;
    (u)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract, and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
    (v)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods; ~~and~~
    (x)    that is not a Subject Originator Receivable; and
    (y)    is not an Excluded Receivable.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP and (b) is otherwise an Eligible Receivable provided that not more than 61 days have expired since the date such Unbilled Receivable arose.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower, the Parent or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of the Borrower, the Parent or any current or former ERISA Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with the Borrower, the Parent or any of their respective Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Euro-Rate Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Excess Concentration” means, the sum, without duplication, of:
    (a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) an amount equal to (w) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less (x) the Contra Deduction Amount allocable to such Obligor less (y) the Affiliate Deduction Amount allocable to such Obligor less (z) the First Purchaser Liability allocable to such Obligor, over (ii) the product of (x) such Obligor’s applicable Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
    (b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is an Eligible Foreign Obligor less (x) the Contra Deduction Amount allocable to such Eligible Foreign Obligors less (y) the Affiliate Deduction Amount allocable to such Eligible Foreign Obligors less (z) the First Purchaser Liability allocable to such Eligible Foreign Obligors, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

    (c)    the sum of the amounts by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable exceeds 5.0% of the aggregate Outstanding Balance of all Eligible Receivables.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Receivable” means each receivable identified on the list of “Excluded Receivables” delivered in writing by the Servicer to the Administrative Agent on April 22, 2021, as such list of receivables may be updated from time to time by the Servicer and approved by the Administrative Agent in its sole discretion.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the Loan or Commitment (other than pursuant to an assignment request under Section 5.07) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 5.03(f) and (d) any withholding Taxes imposed pursuant to FATCA.
“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Lenders, which as of the Second Amendment Effective Date is equal to $350,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the sum of the Aggregate Capital plus the LC Participation Amount.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal

Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) the LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn (or with respect to any Letter of Credit with an expiration date that extends beyond the Termination Date, the LC Collateral Account shall have been fully funded in accordance with Section 3.05(c)), (iii) all Borrower Obligations shall have been paid in full, (iv) all other amounts owing to the Credit Parties and any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“First Purchaser Liability” means, on any day, an amount equal to (A) $0 or (B) after the occurrence and during the continuance of a Level 2 Ratings Event, upon the election of the Administrative Agent in its sole discretion, the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that are subject to a First Purchaser Lien.
“First Purchaser Lien” means any security interest, whether or not evidenced by a filed financing statement, of any mineral interest owner against DCP or any Originator, which does or would represent a valid and enforceable first priority perfected security interest.
“First Purchaser Lien Receivables” shall mean an equivalent amount of Receivables equal to the amount of purchases by the Originator that are subject or potentially subject to a First Purchaser Lien, that give rise or potentially give rise to adverse claims on such Receivables pursuant to a First Purchaser Lien.

“Fiscal Month” means each calendar month.
“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means, (i) for any Conduit Lender, such Conduit Lender, together with such Conduit Lender’s Related Committed Lenders, related Group Agent and related LC Participants, (ii) for PNC, PNC as a Committed Lender, as an LC Participant, as LC Bank and as a Group Agent, (iii) for any other Lender that does not have a Related Conduit Lender, such Lender, together with such Lender’s related LC Participants, related Group Agent and each other Lender for which such Group Agent acts as a Group Agent hereunder.
“Group A Obligor” means any Obligor with short-term ratings of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “A1” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an

Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.
“Group B Obligor” means an Obligor that is not a Group A Obligor, with short-term ratings of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB+” to “A” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” to “A2” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above provided, further, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.
“Group C Obligor” means an Obligor that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-” to “BBB” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” to “Baa2” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above; provided, further, that if an Obligor receives a split rating from S&P and Moody’s and satisfies only one of clause (a) or clause (b) above, then such Obligor shall be deemed to have satisfied each of clause (a) or clause (b) above. Notwithstanding the foregoing, (i) any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the

case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors, (ii) ScanSource, Inc. shall be deemed to be a Group C Obligor until such time that any Lender provides thirty (30) days’ written notice to the Borrower and Servicer that such Obligor shall no longer be deemed a Group C Obligor and (iii) any Obligor that is a Special Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Lenders within such Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that (i) any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor, except as provided by the last sentence of each of “Group A Obligor”, “Group B Obligor”, and “Group C Obligor” and (ii) any Obligor that is a Special Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor solely for the purposes of determining the “Concentration Reserve Percentage”.
“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Indemnified Party” has the meaning set forth in Section 13.01(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Manager” has the meaning set forth in Section 8.03(c).
“Information Package” means, collectively, the Monthly Information Package, the Weekly Information Package, and the Daily Information Package, as applicable.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of ninety (90) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, or other similar official for, it or for any substantial part of its property) shall occur or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Interest” means, for each Loan on any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).
“Interest Period” means: (a) before the Termination Date: (i) initially the period commencing on the date of the initial Loan pursuant to Section 2.01(a) (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one (1) day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.
“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):
    (a)    if such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender, the applicable CP Rate; or
    (b)    if such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion of Capital thereof) under a Program Support Agreement, or if a Committed Lender is then funding such Loan (or such portion of Capital thereof)), LMIR or Adjusted LIBOR, as selected in writing by the Borrower;
provided, however, that, at the election of the Administrative Agent or the request of the Majority Group Agents the “Interest Rate” for any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate in effect on such day and (ii) the Adjusted LMIR with respect to such Lender at such time; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account of the Borrower at any time designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrative Agent.
“LC Fee Expectation” has the meaning set forth in Section 3.05(c).
“LC Participant” means each Lender.
“LC Participation Amount” means at any time of determination, the sum of the amounts then available to be drawn under all outstanding Letters of Credit.
“LC Request” means a letter in substantially the form of Exhibit A-1 hereto executed and delivered by the Borrower to the Administrative Agent, the LC Bank and the Lenders pursuant to Section 3.02(a).
“Lenders” means the Conduit Lenders and the Committed Lenders.
“Letter of Credit” means any stand-by letter of credit issued by the LC Bank at the request of the Borrower pursuant to this Agreement.
“Letter of Credit Application” has the meaning set forth in Section 3.02(a).
“Level 1 Ratings Event” means, with respect to the Performance Guarantor, either (x) the S&P long-term corporate rating for the Performance Guarantor is below “BB-” or (y) the Moody’s long-term corporate family rating for the Performance Guarantor is below “Ba3”.
“Level 2 Ratings Event” means, with respect to the Performance Guarantor, either (x) the S&P long-term corporate rating for the Performance Guarantor is reduced below “B” or (y) the Moody’s long-term corporate family rating for the Performance Guarantor is reduced below “B2”.
“LIBOR Termination Date” has the meaning set forth in Section 5.05(a).
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity for such Conduit Lender’s Loans.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Lender pursuant to the terms of a Liquidity Agreement.

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) (x) at any time that a Conduit Lender is not party to this Agreement, the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, or (y) at any time that a Conduit Lender is party to this Agreement, the three-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0003M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, in each case as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

LMIR	=	One-month Eurodollar rate for U.S. dollar
deposits shown on Bloomberg US0001M Screen
or three-month Eurodollar rate for U.S. dollar deposits shown on Bloomberg US00003M Screen, as applicable, or appropriate successor
1.00 - Euro-Rate Reserve Percentage.
LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Loan” means any loan made by a Lender pursuant to Section 2.02.
“Loan Request” means a letter in substantially the form of Exhibit A-1 hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).
“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a decimal) computed as of the last day of each Fiscal Month by dividing:
    (a)    the sum of (i) aggregate credit sales originated by the Originators during the four (4) most recent Fiscal Months ending prior to the time of determination, plus (ii) the product of (A) 30.0%, times (B) the aggregate credit sales originated by the Originators during the fifth most recent Fiscal Month ending prior to the time of determination, by
    (b)    the Net Receivables Pool Balance as of such date.
“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage) of (a) 2.50, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders in all Groups).
“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on:
    (a)    (i) with respect to the Borrower, the assets, operations, business or financial condition of such Person and its consolidated Subsidiaries, taken as a whole and (ii) with respect to the Parent, the Servicer or any Originator, the business, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole;
    (b)    the ability of any such Person to perform its material obligations, if any under this Agreement or any other Transaction Document to which it is a party;
    (c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectability of any material portion of the Pool Receivables; or
    (d)    the status, perfection, enforceability or priority of the Administrative Agent’s or the Borrower’s security interest in the Collateral or the rights or remedies of the Administrative Agent and the Lenders under the Transaction Documents.
“Maturity Date” means the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01.

“Minimum Dilution Reserve Percentage” means, on any day in a Fiscal Month, the product of (a) the 12-month rolling average of the Dilution Ratio at such time, multiplied by (b) the Dilution Horizon Ratio at such time.
“Minimum Funding Threshold” means, at any time of determination, the amount that is equal to the lesser of (a) sixty percent (60%) of the Facility Limit at such time and (b) the Borrowing Base at such time.
“Monthly Information Package” means a report, in substantially the form of Exhibit F-1.
“Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Parent or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.
“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the sum of (i) the Excess Concentration, plus (ii) the Contra Deduction Amount, plus (iii) the Affiliate Deduction Amount, plus (iv) the First Purchaser Liability.
“Net-Out Agreement” means a “net-out agreement” or similar agreement with respect to purchases and sales between an Originator and an Obligor (which is also a supplier to such Originator), pursuant to which amounts payable by such Originator and such Obligor are settled on a net basis.
“Net-Out Receivable” means any Receivable subject to a Net-Out Agreement.
“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time; provided that such percentage shall not exceed the applicable Concentration Percentage for such Obligor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person.
“Originator” and “Originators” have the meaning set forth in the Receivables Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.
“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement and the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.07).
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Parent” means DCP Midstream, LP, a Delaware limited partnership.
“Participant” has the meaning set forth in Section 14.03(e).
“Participant Register” has the meaning set forth in Section 14.03(f).
“Participation Advance” has the meaning set forth in Section 3.04(b).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of the Borrower, the Parent or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of the Borrower, the Parent or any current or former ERISA Affiliates.
“Performance Guarantor” means Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Liens” means (i) the interest in favor of the Borrower created pursuant to the Receivables Sale Agreement and the interest in favor of the Administrative Agent (for the benefit of the Secured Parties) created pursuant to this Agreement, (ii) in the case of First Purchaser Lien Receivables and any Related Security and Collections thereof that constitute identifiable proceeds of such First Purchaser Lien Receivables, the rights described in the definition thereof, (iii) the rights of any Collection Bank arising in the Collections under any Account Control Agreement, (iv) liens for Taxes, fees, assessments and other governmental charges that are not delinquent and (v) as otherwise provided herein.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.
“Pro Rata Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by such Committed Lender at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Lender, (b) the issuance of one or more surety bonds for which any Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Lender to any Program Support Provider of any Loan (or portions thereof or participation interest therein) maintained by such Conduit Lender and/or (d) the making of loans and/or other extensions of credit to any Conduit Lender in connection with such Conduit Lender’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Lender, any Liquidity Provider and any other Person (other than any customer of such Conduit Lender) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender pursuant to any Program Support Agreement.
“Qualified Acquisition” has the meaning set forth in the Credit Agreement, as defined on the Closing Date.
“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Lender).
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that no Excluded Receivable shall constitute a Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Receivables Sale Agreement prior to the Termination Date.
“Receivables Sale Agreement” means the Receivables Sale and Contribution Agreement, dated as of the Closing Date, among the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Receivables Sale Agreement Termination Event” means the date on which a termination of the purchase and sale of Receivables under the Receivables Sale Agreement shall have occurred pursuant to Section 6.1 or 6.2 thereof.
“Register” has the meaning set forth in Section 14.03(c).
“Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Reimbursement Obligation” has the meaning set forth in Section 3.04(a).
“Reinvestment” has the meaning set forth in Section 4.01(a).

“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as such for each Conduit Lender as set forth on the signature pages of this Agreement or in any Assumption Agreement.
“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Lender, as the case may be.
“Related Security” means, with respect to any Receivable:
    (a)    all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
    (b)    all instruments and chattel paper that may evidence such Receivable;
    (c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
    (d)    all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract), “supporting obligations” (as defined in the UCC) or arrangements of whatever character from time to time supporting or securing payment of such Receivable (including all eligible supporting Letters of Credit, if any) or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and
    (e)    all of the Borrower’s rights, interests and claims under the Receivables Sale Agreement and the other Transaction Documents.
“Release” has the meaning set forth in Section 4.01(a).
“Representatives” has the meaning set forth in Section 14.06(c).
“Required Capital Amount” means, at any time of determination, an amount equal to $10,000,000.00.
“Restricted Payments” has the meaning set forth in Section 8.01(r).
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or, to the extent applicable, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other applicable Governmental Authority, including, to the extent applicable, any Person so named under any Canadian Sanctions, (b) Person operating, organized or resident in a Sanctioned Country or (c) Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State) or, to the extent applicable, the European Union, Her Majesty’s Treasury, or any other Governmental Authority, including, to the extent applicable, any Canadian Sanctions.
“Scheduled Termination Date” means August 12, 2022, as such date may be extended pursuant to Section 2.01(b).
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Second Amendment Effective Date” means December 23, 2019.
“Secured Parties” means each Credit Party, each Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicing Fee” means the fee referred to in Section 9.06 of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06 of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Fees, (i) prior to an Event of Default that is continuing or the occurrence of the Termination Date, the Monthly Settlement Date and (ii) during the occurrence and continuance of an Event of Default or on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.
~~“Specified Receivables” means the Receivables identified on Schedule I to the Fee Letter, as the same may be updated from time to time at the discretion of the Administrative Agent.~~
“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Subject Originator” means any Originator initially listed on Schedule V; provided that any such Originator may be removed from Schedule V at the direction of the Administrative Agent upon the satisfaction of the Subject Originator Conditions.
“Subject Originator Conditions” means delivery of the following items in form and substance satisfactory to the Administrative Agent:
    (a)    a written opinion of counsel to such Originator with respect to certain corporate, enforceability, and security interest matters with regard to such Originator and in substantially the same form as given on the Closing Date;
    (b)    a written opinion of counsel to such Originator with respect to true sale and nonconsolidation matters in substantially the same form as given on the Closing Date;
    (c)    satisfactory reports of searches of UCC filings in the jurisdiction of formation of such Originator, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Adverse Claims exist (other than Permitted Liens), or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted;
    (d)    UCC-1 financing statements with respect to the Collateral together with written evidence reasonably satisfactory to the Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest on behalf of the Secured Parties in the Collateral; and
    (e)    A certificate of a Financial Officer of such Originator certifying as to the incumbency and genuineness of the signature of each officer of such Originator executing Transaction Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership, incorporation, formation or other formation documents of such Originator and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation, (B) the limited partnership or limited liability company agreement or other governing document of such Originator as in effect on the Closing Date, (C) resolutions duly adopted by the general partner (or other governing body) of such Originator authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and (D) certificates as of a recent date of the good standing of such Originator under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Originator is qualified to do business.
“Subject Originator Receivable” means any Receivable originated by a Subject Originator.
“Subordinated Note” means each “Subordinated Note” (as defined in the Receivables Sale Agreement).
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority and all interest, penalties, and additions to tax with respect thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower, the Parent or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of the Borrower, the Parent or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, the Parent or any ERISA Affiliate.
“Total Reserves” means, at any time of determination, the product of (a) the sum of (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Dilution Reserve Percentage plus the Loss Reserve Percentage, multiplied by (b) the Net Receivables Pool Balance on such day.

“Tranche Period” means, with respect to any Loan for which Interest is computed by reference to Adjusted LIBOR, a period of one, two or three months selected by the Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two, or three calendar months thereafter, as selected by the Borrower pursuant to Section 2.05; provided, however that if the date any Loan made pursuant to Section 2.01 is not a Monthly Settlement Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.
“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Account Control Agreements, the Fee Letter, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Transaction Information” shall mean any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Borrower, the Originator, the Servicer or the Receivables.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.
“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Weekly Information Package” means a report, in substantially the form of Exhibit F-2.

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x BR
360
where:
BR    =    the Base Rate plus 1.0%; and
DSO    =    the Days’ Sales Outstanding for the most recently ended Fiscal Month.
    Section 1.02.    Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule,” “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

Article II

Terms of the Loans
    Section 2.01.    Loan Facility. (a) Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Lenders,

ratably, in accordance with the aggregate of the Commitments of the Related Committed Lenders with respect to each such Conduit Lender, severally and not jointly, may, in their sole discretion, make Loans to the Borrower on a revolving basis, and if and to the extent any Conduit Lender does not make any such requested Loan or if any Group does not include a Conduit Lender, the Related Committed Lender(s) for such Conduit Lender or the Committed Lender for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such Loans to the Borrower, in either case, from time to time during the period on and from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:
    (i)    the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;
    (ii)    the sum of (A) the Capital of such Lender, plus (B) the aggregate outstanding Capital of each other Lender in its Group, plus (C) the related LC Participant’s Pro Rata Share of the LC Participation Amount, would exceed the Group Commitment of such Lender’s Group;
    (iii)    if such Lender is a Committed Lender, the aggregate outstanding Capital of such Committed Lender would exceed its Commitment; or
    (iv)    the Aggregate Capital plus the Adjusted LC Participation Amount would exceed the Borrowing Base at such time.
    (b)    Extension of Scheduled Termination Date. The Borrower may, no more frequently than once each year, request the Committed Lenders to extend the date set forth in the definition of “Scheduled Termination Date” (the “Commitment Termination Date”) for a period of 364 days past the then applicable Commitment Termination Date by delivering written notice to each Group Agent, with such extension to become effective as of the date one or more Committed Lenders shall in their sole discretion consent to such extension. Any such request shall be subject to the following conditions: (i) at no time will any Commitment of any Committed Lender have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days, (ii) none of the Committed Lenders will have any obligation to extend any Commitment, (iii) any such extension of the Commitment Termination Date will be effective only upon the written agreement of at least one Committed Lender and the Borrower and (iv) any request for such extension shall be made not more than one hundred twenty (120) nor less than forty-five (45) days prior to the then current and applicable Commitment Termination Date. The Group Agent for each applicable Committed Lender will respond to any such request within thirty (30) days but in any event no earlier than ninety (90) days prior to the then current Commitment Termination Date, provided, that any Group Agent’s failure to respond within such period shall be deemed to be a rejection of the requested extension. If one or more Group Agents (but less than all) does not extend the Scheduled Termination Date, the Commitments of the Committed Lenders in such Group Agent’s Group (each Lender in such Group, a “Non-Renewing Lender”) shall expire on the then current Commitment Termination Date without further action required on the part of any Person and the Scheduled Termination Date shall be extended only with respect to the Committed Lenders that have confirmed the extension of their Commitments to the Borrower in writing on or prior to the then current Commitment Termination Date. For the avoidance of doubt, no Non-Renewing Lender shall be an LC Participant with respect to any undrawn and unexpired amount of any then outstanding Letters of Credit following the expiration of the Commitments of such Non-Renewing Lender.
    Section 2.02.    Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Group Agent in the form of a Loan Request attached hereto as Exhibit A-1. Each such request for a Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).
    (b)    On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.
    (c)    Each Committed Lender’s obligation shall be several, such that the failure of any Committed Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Committed Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Committed Lender shall be responsible for the failure of any other Committed Lender to make funds available to the Borrower in connection with any Loan hereunder).
    (d)    The Borrower shall repay in full the outstanding Capital of each Lender on the Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit D; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000 and (ii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date.
    (e)    The Borrower may, at any time upon at least five (5) Business Days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 and shall be an integral multiple of $1,000,000, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender and LC Participant shall be ratably reduced.
    (f)    In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) the Capital of the Lenders in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.
    Section 2.03.    Interest and Fees. (a) On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Group Agent, each Lender, the Administrative Agent, and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender as provided in Section 2.06.
    (b)    The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.
    Section 2.04.    Records of Loans. Each Group Agent shall record in its records, the date and amount of each Loan and Participation Advance made by the Lenders in its Group hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.
    Section 2.05.    Selection of Interest Rates and Tranche Periods. (a) So long as no Event of Default has occurred and is continuing, the Borrower may from time to time elect the type of Interest Rate and/or Tranche Period borne by each Loan or, subject to the minimum amount requirement for each outstanding Loan set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 1:00 p.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Interest Period, as applicable; provided, that there shall not be more than ten (10) Loans outstanding for which Interest is computed by reference to LMIR or Adjusted LIBOR hereunder at any one time. Any such notices requesting the continuation or conversion of a Loan to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).
    (b)    If, by the time required in Section 2.05(a), the Borrower fails to select a Tranche Period or Interest Rate for any Loan, such Loan shall automatically accrue Interest at LMIR until such time as the Interest Rate is selected by the Borrower in accordance with this Section 2.05.
    Section 2.06.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Committed Lender is a Defaulting Lender:
    (a)    Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.
    (b)    The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Committed Lender or each Committed Lender directly affected thereby (if such Committed Lender is directly affected thereby).
    (c)    In the event that the Administrative Agent, the Borrower and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Committed Lender (or a member of such Committed Lender’s Group) shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Committed Lender’s Group to hold such Loans in accordance with its Pro Rata Percentage; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Committed Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Article III

Letter of Credit Facility
    Section 3.01.    Letters of Credit. (a) Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Article VI, the LC Bank shall issue or cause the issuance of Letters of Credit on behalf of the Borrower (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Borrower); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto:
    (i)    the Aggregate Capital plus the LC Participation Amount would exceed the Facility Limit at such time;
    (ii)    the Aggregate Capital plus the LC Participation Amount would exceed the Borrowing Base at such time;
    (iii)    the LC Participation Amount would exceed the Facility Limit; or
    (iv)    the LC Participation Amount would exceed the aggregate of the Commitments of the LC Participants at such time.
    (b)    Interest shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.
    Section 3.02.    Issuance of Letters of Credit; Participations. (a) The Borrower may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 1:00 p.m. (New York City time), to issue a Letter of Credit by delivering to the Administrative Agent, each Lender and the LC Bank, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Exhibit A-2 attached hereto and an LC Request, in each case completed to the satisfaction of the Administrative Agent and the LC Bank; and such other certificates, documents and other papers and information as the Administrative Agent or the LC Bank may reasonably request.
    (b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Scheduled Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Scheduled Termination Date or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 3.01 and Article VI) to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Borrower to submit an LC Request or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Borrower and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.
    (c)    Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this clause (c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the LC Bank pursuant to Section 3.04(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 3.04(b).
    Section 3.03.    Requirements For Issuance of Letters of Credit. The Borrower shall authorize and direct the LC Bank to name the Borrower, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.
    Section 3.04.    Disbursements, Reimbursement. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent and the Borrower of such request. The Borrower shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. The Borrower shall honor its Reimbursement Obligation first, from funds on deposit in the LC Collateral Account, if any, and, second, from its own funds. To the extent the Borrower has not reimbursed the LC Bank any Reimbursement Obligations by noon (New York City time) on the second Business Day occurring after the applicable Drawing Date, the Borrower shall be deemed to have automatically requested a Loan pursuant to Section 2.01 to be funded on the second Business Day occurring after the applicable Drawing Date by noon (New York City time) in an amount equal to the amount necessary to pay any Reimbursement Obligations owing to the LC Bank without (i) the need for the delivery of any Loan Request, (ii) giving effect to any notice requirements applicable to requests for Loans hereunder or (iii) giving effect to the requirement that such Loan be made prior to the Termination Date. The Administrative Agent and the Lenders hereby waive any notice requirements set forth in Section 2.02 in connection with any such Loan that is automatically requested in order to pay any Reimbursement Obligations owing to the LC Bank. In the event the Borrower fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to a Loan requested by the Borrower pursuant to Section 2.01(a) shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.
    (b)    Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Loan to the Borrower in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (1) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (2) no Letter of Credit issued hereunder remains outstanding and uncancelled or (3) all Credit Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.
    Section 3.05.    Repayment of Participation Advances. (a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Borrower (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank or (ii) in payment of Interest on the Loans made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.
    (b)    If the LC Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.
    (c)    If any Letters of Credit are outstanding and undrawn on the Termination Date, the LC Collateral Account shall be funded from Collections (or, in the Borrower’s sole discretion, by other funds available to the Borrower) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).
    Section 3.06.    Documentation. The Borrower agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Borrower and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
    Section 3.07.    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
    Section 3.08.    Nature of Participation and Reimbursement Obligations. Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and under all circumstances, including the following circumstances:
    (i)    any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the other Credit Parties, the Borrower, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

    (ii)    the failure of the Borrower or any other Person to comply with the conditions set forth in this Agreement for the making of a Loan, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;
    (iii)    any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which the Borrower, the Performance Guarantor, the Servicer, an Originator or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, or any other Credit Party or any other Person for any reason whatsoever;
    (iv)    any claim of breach of warranty that might be made by the Borrower, an Originator, the Servicer or any Affiliate thereof, the LC Bank, or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Borrower, the Servicer, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any other Credit Party or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any Affiliates of the Borrower and the beneficiary for which any Letter of Credit was procured);
    (v)    the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;
    (vi)    payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
    (vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
    (viii)    any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Borrower;
    (ix)    any Material Adverse Effect;
    (x)    any breach of this Agreement or any other Transaction Document by any party thereto;

    (xi)    the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower, the Performance Guarantor, any Originator or any Affiliate thereof;
    (xii)    the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing;
    (xiii)    the fact that this Agreement or the obligations of the Borrower or the Servicer hereunder shall have been terminated; and
    (xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
    Section 3.09.    Indemnity. In addition to other amounts payable hereunder, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each LC Participant, each other Credit Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, Taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrative Agent, the LC Bank, any LC Participant, any other Credit Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”). Notwithstanding anything to the contrary, this Section 3.09 shall not apply to Taxes unless those Taxes represent losses, claims, damages, etc. arising as a result of a non-Tax claim that is otherwise subject to the indemnity contained in this Section 3.09.
    Section 3.10.    Liability for Acts and Omissions. As between the Borrower, on the one hand, and the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties, on the other, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank, the LC Participants, or any other Credit Party shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any LC Participant or any other Credit Party shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of

Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrative Agent, the LC Bank, the LC Participants, or the other Credit Parties or their respective Affiliates, be liable to the Borrower or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank, the LC Participants, and the other Credit Parties and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the LC Participants, or the other Credit Parties or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Borrower, any Credit Party or any other Person.

Article IV

Settlement Procedures and Payment Provisions
    Section 4.01.    Settlement Procedures. (a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, after the occurrence and continuance of a Level 2 Ratings Event, if so requested by the Administrative Agent, segregate into a separate account in the name of the Borrower and approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Receivables Sale Agreement (each such release, a “Reinvestment”) or (ii) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute Collections in the following order of priority:
    (i)    first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent the full amount owed has not been distributed to the Servicer);
    (ii)    second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;
    (iii)    third, as set forth in clause (x) or (y) below, as applicable:
    (x)    prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0); or
    (y)    on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time;
    (iv)    fourth, as set forth in clause (x), (y) or (z) below, as applicable:
    (x)    prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the LC Collateral Account, in reduction of the Adjusted LC Participation Amount, in an amount equal to the amount necessary (after giving effect to clause (iii)(x) above) to reduce the Borrowing Base Deficit to zero ($0);
    (y)    on and after the occurrence of the Termination Date, to the LC Collateral Account (A) the amount necessary to reduce the Adjusted LC Participation Amount to zero ($0) and (B) an amount equal to the LC Fee Expectation at such time; or
    (z)    prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);
    (v)    fifth, to the Credit Parties, the Affected Persons and the Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Indemnified Parties; and
    (vi)    sixth, the balance, if any, to be paid to the Borrower for its own account.
    (b)    All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Indemnified Parties), the LC Bank and the LC Participants hereunder shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, the LC Bank, LC Participants, Affected Persons and the Indemnified Parties within its Group ratably; provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Lenders, the LC Bank, the LC Participants, Affected Persons and the Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.
    (c)    If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to any Person (other than to any Person that is a party hereto as contemplated by this Agreement) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.
    (d)    For the purposes of this Section 4.01:
    (i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, any Originator, the Servicer, or any Affiliate of the Servicer or any setoff, counterclaim or dispute between or among the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;
    (ii)    if on any day any of the representations or warranties in Section 7.01 is not true (in all material respects) with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);
    (iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;
    (iv)    if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and
    (v)    to the extent the Borrower receives or is deemed to receive any Deemed Collection pursuant to Section 4.01(d)(i) or (ii) above, if a Borrowing Base Deficit shall exist at the time the Borrower is deemed to have received such Deemed Collection, or after giving effect to the event giving rise to such Deemed Collection, the Borrower shall deposit such amount in the Collection Account (and to the extent necessary to deposit any such amount request any corresponding amount owing from an Originator or Servicer to the Borrower to the extent the Originator or the Servicer is responsible for the event giving rise to such Deemed Collection).

    Section 4.02.    Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Indemnified Party hereunder shall be paid no later than 1:00 p.m. (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.
    (b)    Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law and at the election of the Administrative Agent or if required by the Majority Group Agents, pay interest on any amount for each day not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate.
    (c)    All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
Article V

Increased Costs; Funding Losses; Taxes; and Illegality
    Section 5.01.    Increased Costs.
    (a)    Increased Costs Generally. If any Change in Law shall:
    (i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve requirements reflected in Adjusted LIBOR or Adjusted LMIR);
    (ii)    subject any Affected Person to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
    (iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, any Loan or any Letter of Credit or any participation therein or (B) affecting its obligations or rights to make Loans or issue or participate in Letters of Credit;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Lender hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan or issuing or participating in any Letter of Credit (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan or issuing or participating in, any Letter of Credit (or interest therein), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Group Agent), the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered in accordance with Section 5.01(d).
    (b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, or increasing the amount of high quality liquid assets such Affected Person or Affected Person’s holding company, if any, is required to maintain as a result of any funding commitment made by such Affected Person under any Transaction Document, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any related Program Support Agreement, (C) the Loans, Letters of Credit or participations in Letters of Credit, in each case made or issued by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company would have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request by such Affected Person certifying (x) that the event described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital, imputed cost, increased internal capital or liquidity charge, or the increase in the amount of high quality liquid assets it is required to maintain as a result of any funding commitment made by such Affected Person under any Transaction Document, in each case, resulting from such event, and (z) as to the additional amount or amounts demanded by such Affected Person and a reasonably detailed explanation of the calculation thereof, the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge suffered in accordance with Section 5.01(d).
    (c)    Adoption of Changes in Law. The Borrower acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Borrower under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrower agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

    (d)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Borrower together with all backup information and documentation reasonably requested by the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the later of (i) the first Settlement Date occurring after the Borrower’s receipt of such certificate and (ii) ten (10) days after the Borrower’s receipt of such certificate.
    (e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 5.01 for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof.
    Section 5.02.    Funding Losses. (a) The Borrower will pay each Lender all Breakage Fees as and when due and owing.
    (b)    A certificate of a Lender (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower together with all backup information and documentation reasonably requested by the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on the later of (i) the first Settlement Date occurring after the Borrower’s receipt of such certificate and (ii) ten (10) days after the Borrower’s receipt of such certificate.
    Section 5.03.    Taxes.
    (a)    Payments Free of Taxes. Any and all payments by or on account of any obligation under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

    (b)    Payment of Other Taxes by the Borrower. Without duplication of any amounts paid pursuant to Sections 5.03(a) or 5.03(c), the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
    (c)    Indemnification by the Borrower. Without duplication of any amounts paid pursuant to Sections 5.03(a) or 5.03(b), the Borrower shall indemnify each Credit Party, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to compensate any Credit Party pursuant to this Section 5.03 for any Indemnified Taxes unless such Credit Party requests compensation from the Borrower not later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes. A certificate that states the amount of such payment or liability shall be delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent) together with all backup information and documentation reasonably requested by the Borrower, or by the Administrative Agent on its own behalf or on behalf of a Credit Party and shall be conclusive absent manifest error.
    (d)    Indemnification by the Lenders. Each Lender (other than the Conduit Lenders) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Lender (other than the Conduit Lenders) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender, its related Conduit Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

    (e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
    (f)    Status of Credit Parties. (i) Any Credit Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Credit Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Credit Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Credit Party’s reasonable judgment, such completion, execution or submission would subject such Credit Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party.
    (ii)    Without limiting the generality of the foregoing:
    (A)    any Credit Party that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Credit Party becomes a party hereto (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Credit Party is exempt from U.S. federal backup withholding Tax;
    (B)    any Credit Party that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Credit Party”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent) on or about the date on which such Foreign Credit Party becomes a Credit Party with respect to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
    (1)    (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
    (2)    executed copies of Internal Revenue Service Form W-8ECI;
    (3)    (x) a certificate to the effect that such Foreign Credit Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or successor form); or
    (4)    executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Credit Party is a partnership and one or more direct or indirect partners of such Foreign Credit Party are claiming the portfolio interest exemption, such Foreign Credit Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
    (C)    any Foreign Credit Party, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or about the date on which such Foreign Credit Party becomes a party hereto (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
    (g)    Documentation Required by FATCA. If a payment made to a Credit Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under

FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
    (h)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.
    (i)    Updates. Each Credit Party agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
    (j)    Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Loan under this Agreement as debt (and all Interest as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.
    (k)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or a credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (k), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (k) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
    Section 5.04.    Inability to Determine Adjusted LIBOR or LMIR; Change in Legality. (a) If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) before the first day of any Interest Period (with respect to Adjusted LIBOR) or on any day (with respect to LMIR), by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR or LMIR for such Interest Period or day, as applicable, or (iii) the Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrower before the first day of any Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or on such day (with respect to the Euro-Rate determined by reference to LMIR). Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Group Agent shall have given notice to the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, the Interest Rate with respect to such Portion of Capital shall automatically be converted to the Base Rate on the last day of the then-current Interest Period (with respect to Adjusted LIBOR) or immediately (with respect to LMIR).
    (b)    If, on or before the first day of any Interest Period (with respect to Adjusted LIBOR) or on any day (with respect to LMIR), any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Group Agent shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Lender shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, the Interest Rate with respect to such Portion of Capital shall automatically be converted to the Base Rate on the last day of the then-current Interest Period (with respect to Adjusted LIBOR) or immediately (with respect to LMIR).
    Section 5.05.    Successor Adjusted LIBOR and LMIR.
(a) If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of the interbank Eurodollar market or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LMIR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the LMIR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LMIR-based interest rate in effect prior to its replacement.
    (b)    The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Group Agents, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Group Agents stating that such Group Agents object to such amendment.
    (c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LMIR-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LMIR to the replacement index and (y) yield- or risk-based differences between the LMIR and the replacement index.
    (d)    Until an amendment reflecting a new replacement index in accordance with this Section 5.05 is effective, each advance, conversion and renewal of a Loan under at the LMIR will continue to bear interest with reference to the LMIR; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LMIR would otherwise apply shall automatically be converted to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
    (e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
    (f)    This Section provides a mechanism for determining an alternative rate of interest in the event that either of Adjusted LIBOR or LMIR are no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Adjusted LIBOR or LMIR or other rates in the definition of ~~"~~“Adjusted LIBOR~~"~~”, or “LMIR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
    Section 5.06    Mitigation Obligations; Replacement of Lenders. If any Affected Person requests compensation under Section 5.01, or the Borrower is required to pay any Indemnified

Taxes or additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 5.03, then such Affected Person (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.
    Section 5.07.    Certain Rules Relating to the Payment of Additional Amounts. (a)     If any Affected Person requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Affected Person or to any Governmental Authority for the account of any Affected Person pursuant to Section 5.03, then such Affected Person shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking the related Loans hereunder or to assign and delegate (or cause to be assigned and delegated) such Affected Person’s rights and obligations hereunder to another office, branch or Affiliate of such Affected Person if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation.
    (b)    If (i) any Affected Person requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 5.03, (iii) any Affected Person has become a Defaulting Lender or (iv) any Affected Person has failed to consent to a proposed amendment, waiver, discharge or termination that requires the consent of all Lenders and with respect to which the other Lenders shall have or would have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent, require the Administrative Agent to cause the related Affected Person to assign and delegate, without recourse (in accordance with and subject to all applicable transfer restrictions), all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person (which, in the case of a Lender, shall be an Eligible Assignee) that shall acquire such interest or assume such commitment; provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent and the other Lenders, which consent shall not unreasonably be withheld, (b) such Affected Person, if a Lender, shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Interest and Fees thereon and all other amounts then owing to it hereunder from the assignee or the Borrower, (c) in the case of any such assignment and delegation resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment is expected to result in a reduction in such compensation or payments for future periods and (d) in the case of any such assignment and delegation resulting from the failure of an

Affected Person to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. An Affected Person shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Affected Person or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
    Section 5.08.    Security Interest. (a) As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Receivables Sale Agreement, (vi) all other personal and fixture property or assets of the Borrower of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC), (vii) the LC Collateral Account and all amounts on deposit therein, and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect.
(c)    Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the sole expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower

UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.
Article VI

Conditions to Effectiveness and Credit Extensions
    Section 6.01.    Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.
    Section 6.02.    Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:
    (a)    the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan, and, in the case of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent and the LC Bank a Letter of Credit Application and an LC Request, in each case, in accordance with Section 2.02(a) or Section 3.02(a), as applicable;
    (b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages required to be delivered hereunder on or prior to the date of such Credit Extension;
    (c)    the making of such Credit Extension will not result in any of the circumstances specified in Section 2.01(a)(i) through (iv) and Section 3.01(a), as applicable;
    (d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
    (i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

    (ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;
    (iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and
    (iv)    the Termination Date has not occurred.
    Section 6.03.    Conditions Precedent to All Reinvestments. Each Reinvestment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
    (a)    after giving effect to such Reinvestment, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees as of such date, if any, (y) the amount of any Borrowing Base Deficit as of such date and (z) the amount of all other accrued and unpaid Borrower Obligations, in each case, that will be due and owing on the next Settlement Date;
    (b)    the Borrower shall use the proceeds of such Reinvestment solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Receivables Sale Agreement; and
    (c)    on the date of such Reinvestment the following statements shall be true and correct (and upon the occurrence of such Reinvestment, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
    (i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Reinvestment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
    (ii)    no Event of Default has occurred and is continuing, and no Event of Default would result from such Reinvestment; and
    (iii)    the Termination Date has not occurred.
Article VII

Representations and Warranties
    Section 7.01.    Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date, on each Settlement Date, on each date on which any Information Package or other report is delivered to the Administrative Agent or any Lender hereunder, and on each day on which a Credit Extension shall have occurred:
    (a)    Organization and Good Standing. The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
    (b)    Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
    (c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
    (d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
    (e)    No Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof and thereof, will not (i) result in any material breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim (other than Permitted Liens) upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) materially violate any Applicable Law.

    (f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) is likely to be decided adversely to the Borrower and individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
    (g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
    (h)    Margin Regulations. None of the proceeds of the Loans will be used for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock”, (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X or (d) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
    (i)    Taxes. The Borrower has (i) timely filed or caused to be filed all income tax returns (federal, state and local) and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than (a) taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings, (b) as to which adequate reserves have been provided in accordance with GAAP or (c) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower is properly classified as a “disregarded entity” which is wholly and beneficially owned by a “United States person” for U.S. federal income tax purposes.

    (j)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.
    (k)    Offices; Legal Name. As of the Closing Date, the Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. As of the Closing Date, the office of the Borrower is located at the applicable address specified on Schedule III hereto. As of the Closing Date, the legal name of the Borrower is DCP Receivables LLC.
    (l)    Investment Company Act. The Borrower is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act. The Borrower is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that Borrower is not a “covered fund” under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, the Borrower relies on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.
    (m)    No Material Adverse Effect. Since March 31, 2018 there has been no Material Adverse Effect with respect to the Borrower.
    (n)    Accuracy of Information. All Information Packages (if prepared by the Borrower or one of its Affiliates, or to the extent that the information contained therein is supplied by the Borrower or an Affiliate of the Borrower), Loan Requests, certificates, reports, statements, documents and other written information (other than Projections) furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made (and taken together with all of the other information furnished to the Administrative Agent), not misleading, other than matters of a general economic nature or matters that generally affect any industry segment of the Borrower.
    (o)    Sanctions; Anti-Corruption and AML Laws. None of (a) the Borrower or (b) to the knowledge of the Borrower, any directors, officers, employees, Affiliate, agent or representative of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or the subject of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Sanctions, Anti-Corruption Laws or AML Laws, in each case, in any material respect.

    (p)    Perfection Representations. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.
    (ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.
    (iii)    The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person other than Permitted Liens.
    (iv)    Appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security from each Originator to the Borrower pursuant to the Receivables Sale Agreement and the Administrative Agent’s security interest in the Collateral.
    (v)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.
    (vi)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and shall remain in full force and effect until the Final Payout Date.
    (q)    The Lock-Boxes and Collection Accounts.
    (i)    Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.
    (ii)    Ownership. Each Lock-Box and Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim other than Permitted Liens.

    (iii)    Perfection. The Borrower has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in § 9-104 of the UCC) over each Collection Account.
    (iv)    Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.
    (r)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
    (s)    Compliance with Law. The Borrower has complied with all Applicable Laws to which it may be subject, except where the failure to do so, could not reasonably be expected to result in a Material Adverse Effect.
    (t)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
    (u)    Opinions. The facts and other assumptions regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth in any back-up certificate delivered by the Borrower, the Servicer, any Originator or the Performance Guarantor in connection with any opinion of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
    (v)    Liquidity Coverage Ratio. The Borrower has not, does not and will not during this Agreement (x) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act or that may be offered for sale under Rule 144A or a similar exemption from registration under the Securities Act or the rules promulgated thereunder, or (y) issue any other debt obligations or equity interest other than debt obligations substantially similar to the obligations of the Borrower under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of DCP for purposes of generally accepted accounting principles.
    (w)    Events of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.
    Section 7.02.    Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date, on each Settlement Date, on each date on which any Information Package or other report is delivered to the Administrative Agent or any Lender hereunder, and on each day on which a Credit Extension shall have occurred:
    (a)    Organization and Good Standing. The Servicer is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware, with the requisite power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
    (b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
    (c)    Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.
    (d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
    (e)    No Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) result in any material breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other material agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) materially violate any Applicable Law, except to the extent that any such breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.
    (f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, except, in each case that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
    (g)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
    (h)    Compliance with Applicable Law. The Servicer (i) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (ii) has complied in all material respects with all Applicable Law in connection with servicing the Pool Receivables.
    (i)    Accuracy of Information. All Information Packages (if prepared by the Servicer or one of its Affiliates, or to the extent that information therein is supplied by the Servicer or an Affiliate of the Servicer), Loan Requests, certificates, reports, statements, documents and other written information (other than Projections) furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading, other than matters of a general economic nature or matters that generally affect any industry segment of the Servicer.
    (j)    Location of Records. The offices where the initial Servicer keeps all of its master electronic records for the Pool Receivables are located at DCP Midstream, LP, 370 17th St., Suite 2500, Denver, Colorado 80202.
    (k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.
    (l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
    (m)    Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.
    (n)    No Material Adverse Effect. Since March 31, 2018 there has been no Material Adverse Effect with respect to the Servicer.
    (o)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
    (p)    Sanctions; Anti-Corruption and AML Laws. None of (a) the Servicer or any of its Subsidiaries or (b) to the knowledge of the Servicer, any directors, officers, employees, Affiliate, agent or representative of the Servicer or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or the subject of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Sanctions, Anti-Corruption Laws or AML Laws, in each case, in any material respect.
    (q)    Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of March 31, 2018 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
    (r)    Taxes. The Servicer has (i) timely filed or caused to be filed all income tax returns (federal, state and local) and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than (a) taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings, (b) as to which adequate reserves have been provided in accordance with GAAP or (c) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.
    (s)    Opinions. The facts and other assumptions regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth in any back-up certificate delivered by the Borrower, the Servicer, any Originator or the Performance Guarantor in connection with any opinion of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
    (t)    Events of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.
Article VIII

Covenants
    Section 8.01.    Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:
    (a)    Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.
    (b)    Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.
    (c)    Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:
    (i)    Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 95 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.
    (ii)    Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, a Monthly

Information Package as of the most recently completed Fiscal Month; provided, that at any time after the occurrence and during the continuance of a Level 1 Ratings Event, upon two (2) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent by no later than the second (2nd) Business Day of each week, a Weekly Information Package with respect to the Pool Receivables with data as of the last Business Day of the previous week; and, provided, further, that at any time after the occurrence and during the continuance of a Level 2 Ratings Event, upon two (2) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent on each Business Day thereafter a Daily Information Package with respect to the Pool Receivables with data as of the previous Business Day.
    (iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.
    (iv)    Quarterly Financial Statements of Performance Guarantor. As soon as available, and in any event within 50 days after the close of each fiscal quarter of the Parent (other than the fourth fiscal quarter) a consolidated balance sheet of the Parent as of the end of such fiscal quarter, together with a related consolidated income statement and related statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, and accompanied by a certificate of a Financial Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year end audit adjustments to same; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 8.01(c)(iv).
    (v)    Annual Financial Statements of Performance Guarantor. As soon as available, and in any event within 95 days after the close of each Fiscal Year of the Parent, a consolidated balance sheet of the Parent as of the end of such Fiscal Year, together with a related consolidated income statement and related statements of cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion, which shall be furnished to the Administrative Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur); provided, that the Parent’s Form 10-K Annual Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 8.01(c)(v).

    (d)    Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after (other than with respect to clauses (v) and (vi) below)) a Financial Officer or other officer with responsibility relating thereto learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
    (i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default of which the Borrower or the Servicer has knowledge and that is continuing and the action which the Borrower has taken or proposes to take with respect thereto.
    (ii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Borrower, the Servicer or any Originator, which with respect to any Person other than the Borrower that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
    (iii)    Name Changes. At least five (5) Business Days before any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
    (iv)    Change in Accountants or Accounting Policy. No later than ten (10) Business Days after any change in any material accounting policy of the Borrower or any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
    (v)    Material Adverse Change. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Borrower, the Servicer, any Originator, or the Performance Guarantor of which the Borrower or the Servicer, as applicable, has actual knowledge.
    (e)    Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

    (f)    Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
    (g)    Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may reasonably request not otherwise furnished by the Servicer. The Borrower will, at the Borrower’s expense, during regular business hours with at least five (5) days’ prior written notice (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower (provided that representatives of the Borrower are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon at least five (5) days’ prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent and any Group Agent for only one (1) such review pursuant to clause (i) and (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.
    (h)    Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. If any payments on the Pool Receivables or other Collections are received by the Borrower (other than in a Collection Account), the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will use commercially reasonable efforts to enforce each applicable Account Control Agreement. At all times after the Closing Date, the Borrower shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account except with respect to any amounts received in connection with an Excluded Receivable. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. At all times after the Closing Date, the Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds. The Borrower shall only add or replace a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition or replacement and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
    (i)    Sales, Liens, etc. The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for Permitted Liens) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.
    (j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the payment terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any payment term or condition of any related Contract without the prior written consent of the Administrative Agent. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
    (k)    Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Pool Receivables, the credit quality of any Pool Receivable, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents without the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Group Agent.
    (l)    Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to divide into one or more Persons, to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall provide the Administrative Agent with at least five (5) Business Days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other

Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.
    (m)    Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
    (n)    Identifying of Records. The Borrower will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof) and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable).
    (o)    Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Account (or any related Lock-Box), and, solely with respect to the replacement or termination of a Collection Account, the Administrative Agent shall have consented to such change in writing, such consent not to be unreasonably withheld, conditioned or delayed.
    (p)    Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable perfected security interest in the Collateral, in each case free and clear of any Adverse Claim other than Permitted Liens, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by applicable law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent, except as set forth in Section 5.08(c) hereof.
    (q)    Certain Agreements. Other than in connection with the Final Payout Date, without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Borrower’s Limited Liability Company Agreement).
    (r)    Restricted Payments. (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt (other than any Borrower Obligations), (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
    (ii)    Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in the following way: the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.
    (iii)    The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 4.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

    (s)    Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the other Transaction Documents or (iii) form any Subsidiary or make any investments in any other Person; provided, that the Borrower shall be permitted to incur de minimis obligations incidental to the day-to-day operations of the Borrower (such as expenses for stationery, audits, and maintenance of legal status).
    (t)    Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents, (ii) the payment of accrued and unpaid interest on the Subordinated Note and (iii) other legal and valid corporate purposes.
    (u)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
    (ii)    The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
    (iii)    The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.
    (iv)    The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative

Agent may reasonably request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall have taken action to cause to be delivered to the Administrative Agent, an opinion, in form and substance reasonably satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.
    (v)    OFAC. The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
    (w)    Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount, provided, that the foregoing shall not require the Performance Guarantor to make any additional capital contributions to the Borrower.
    (x)    Credit Risk Retention. The Borrower shall cooperate with each Lender (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Lender or its Group Agent) to the extent reasonably necessary to assure such Lender that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Lender to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
    (y)    Payment of Obligations; Tax Status. The Borrower will pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain its status as a “disregarded entity” which is wholly beneficially owned by a “United States person” for U.S. federal income tax purposes.
    (z)    Other Additional Information. The Borrower will provide to the Administrative Agent and each Group Agent such information and documentation as may reasonably be requested by the Administrative Agent or any Group Agent from time to time for purposes of compliance by the Administrative Agent or such Group Agent with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Group Agent to comply therewith.

    Section 8.02.    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
    (a)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:
    (i)    Compliance Certificates. At the time of delivery of the financial statements provided for in Sections 8.01(c)(iv) and 8.01(c)(v) above, a certificate of a Financial Officer of the Servicer, substantially in the form of Exhibit G, stating that no Event of Default or Unmatured Event of Default exists, or if any Event of Default or Unmatured Event of Default does exist, specifying the nature and extent thereof and what action the Servicer or the Borrower proposes to take with respect thereto.
    (ii)    Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, a Monthly Information Package as of the most recently completed Fiscal Month; provided, that at any time after the occurrence and during the continuance of a Level 1 Ratings Event, upon two (2) Business Days’ prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent by no later than the second (2nd) Business Day of each week, a Weekly Information Package with respect to the Pool Receivables with data as of the last Business Day of the previous week; and, provided, further, that at any time after the occurrence and during the continuance of a Level 2 Ratings Event, upon two (2) Business Days’ prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent on each Business Day thereafter a Daily Information Package with respect to the Pool Receivables with data as of the previous Business Day.
    (iii)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower, the Parent and their Subsidiaries as the Administrative Agent or any other Secured Party may reasonably request.
    (iv)    Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (a) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date (A) that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov, (B) that the Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed in Section 11.1 of the Credit Agreement, or (C) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

    (b)    Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after (other than with respect to clauses (v) and (vi) below)) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:
    (i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer has taken or proposes to take with respect thereto.
    (ii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
    (iii)    Name Changes. At least five (5) Business Days before any change in any Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
    (iv)    Change in Accountants or Accounting Policy. No later than ten (10) Business Days after any change in any material accounting policy of the Servicer or any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
    (v)    Material Adverse Change. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Servicer, the Borrower, the Performance Guarantor or any Subsidiary of the Servicer that is an Originator.
    (c)    Conduct of Business. The Servicer will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
    (d)    Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect. The Servicer shall service the Receivables in accordance with the terms hereof and the terms of the related Contracts.
    (e)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables as the

Administrative Agent or any Group Agent may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with reasonable prior written notice of at least five (5) Business Days, (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice of at least five (5) Business Days from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables; provided, that the Servicer shall be required to reimburse the Administrative Agent or a Group Agent, as applicable, for only one (1) such review pursuant to clause (i) or (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.
    (f)    Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. If any payments on the Pool Receivables or other Collections are received by the Borrower (other than in a Collection Account), the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. At all times after the Closing Date, the Servicer shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account except with respect to any amounts received in connection with an Excluded Receivable. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. At all times after the Closing Date, the Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds. At all times after the Closing Date, the Servicer shall only add or replace a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition or replacement and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

    (g)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the payment terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any payment term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
    (h)    Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Receivables, the credit quality of any Receivable, or its ability to perform its obligations under the Transaction Documents without the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Group Agent.
    (i)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
    (j)    Identifying of Records. The Servicer shall identify its master data processing reports relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.
    (k)    Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) signed and acknowledged Account Control Agreements with respect to such new Collection Accounts (or any related Lock-Box) and, solely with respect to the replacement or termination of a Collection Account (or any related Lock-Box) the Administrative Agent shall have consented to such change in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

    (l)    Security Interest, Etc. The Servicer shall, on behalf of the Borrower, at its expense, take all action reasonably necessary to establish and maintain a valid and enforceable perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, other than Permitted Liens, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. Except in connection with the Final Payout Date, notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the Borrower or any Originator or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
    (m)    Further Assurances. The Servicer hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents that the Administrative Agent may reasonably request, and to take all further actions, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document.
    (n)    Credit Risk Retention. The Servicer shall, and shall cause each Originator to, cooperate with each Lender (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Lender or its Group Agent) to the extent reasonably necessary to assure such Lender that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Lender to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
    (o)    Servicing Programs. Upon the occurrence of an Event of Default, the Servicer shall, at the request of the Administrative Agent, take reasonable steps to obtain any licenses or approvals that are reasonably required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables.
    Section 8.03.    Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer and their Affiliates. Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Originators, the Servicer and any other Person, and is not a division of the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:
    (a)    Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
    (b)    No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement or in its organizational documents nor, incur any indebtedness or liability other than the Borrower Obligations and as expressly permitted by the Transaction Documents.
    (c)    Independent Manager. Not fewer than one member of the Borrower’s board of managers (the “Independent Manager”) shall be a natural person who (i) is not, and has not been for a period of five years prior to his or her appointment as Independent Manager of the Borrower, an equityholder, director, officer, manager, member, partner, officer or employee, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Manager of the Borrower or an independent director or manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Manager of the Borrower or an independent director or manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group) and (iii) has (x) prior experience as an independent director or manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator and (ii) and each of their respective Affiliates. For the purposes of this definition, “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).
The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.
The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.
    (d)    Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).
    (e)    Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
    (f)    Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees; provided, that the foregoing shall not require Parent to make any additional capital contributions to the Borrower. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool.
    (g)    Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool and operate the Borrower’s business. Except as otherwise permitted by this Agreement, the Borrower will not incur any material indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
    (h)    Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Performance Guarantor, any Originator (except as permitted by this Agreement in connection with servicing the Pool Receivables) or any Affiliate thereof and Parent shall have no obligation to make additional capital contributions to the Borrower for such operating expenses.
    (i)    Books and Records. The Borrower’s books and records will be maintained separately from those of each member of the Parent Group and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.
    (j)    Disclosure of Transactions. All financial statements of the Servicer, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower is a special purpose consolidated Subsidiary of Parent created for the sole purpose of consummating the transactions contemplated in the Transaction Documents, (ii) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (iii) the Pool Receivables are not available to pay creditors of any member of the Parent Group.
    (k)    Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of each member of the Parent Group.
    (l)    Corporate Formalities. The Borrower will strictly observe corporate formalities in its dealings with the Parent Group, and funds or other assets of the Borrower will not be commingled with those of the any member of the Parent Group thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which a member of the Parent Group (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any member of the Parent Group. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.
    (m)    Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with each member of the Parent Group. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor any member of the Parent Group, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower and each member of the Parent Group will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
    (n)    Allocation of Overhead. To the extent that Borrower, on the one hand, and a member of the Parent Group, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
    Section 8.04.    Covenant of Parent. At all times from the Closing Date until the Final Payout Date, Parent hereby covenants that it will not sell, assign, convey, transfer or otherwise dispose of any of its assets to the Borrower except for sales, assignments, conveyances, transfer or other dispositions of (a) Receivables, Related Security and Collections with respect to Receivables, (b) other Sold Assets and (c) financial assets, securities, bonds, cash, cash equivalents, deposits and other similar financial instruments.
Article IX

Administration and Collection of Receivables
    Section 9.01.    Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to DCP (in accordance with this Section 9.01) of the designation of a new Servicer, DCP is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed DCP or any successor Servicer, on the condition in each case that any such Person so designated shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof. The Servicer shall be entitled to payment of all Servicing Fees and reimbursable expenses accrued prior to the date of such termination.
    (b)    Upon the designation of a successor Servicer as set forth in clause (a) above, DCP agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and DCP shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software reasonably necessary to collect the Pool Receivables and the Related Security.
    (c)    DCP acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on DCP’s agreement to act as Servicer hereunder. Accordingly, DCP agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.
    (d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of DCP, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation. For the avoidance of doubt, this Section 9.01(d) shall not apply to any third party collection agency collecting Defaulted Receivables or other third party service provider assisting in the servicing of the Defaulted Receivables.
    Section 9.02.    Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary (i) to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators and (ii) to comply with its obligations under Section 8.03 and the other Transaction Documents. The Servicer shall set aside (or shall cause the Borrower to set aside), for the accounts of the Borrower and each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts (including extending the maturity of any Pool Receivable and extending the maturity or adjust the Outstanding Balance of any Defaulted Receivable), as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, upon notice from the Administrative Agent that it wants consent rights over such actions, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Borrower and the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
    (b)    The Servicer shall, as soon as reasonably practicable following actual receipt of collected funds, turn over to the Borrower the collections of any indebtedness that is not a Pool Receivable, less, if DCP or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than DCP or an Affiliate thereof, shall, as soon as reasonably practicable upon written demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
    (c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, if DCP or an Affiliate thereof was not the Borrower on the date of such termination the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
    Section 9.03.    Collection Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables on deposit therein and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. The parties hereto hereby acknowledge that if at any time the Administrative Agent exercises its control of any Collection Account, the Administrative Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, any member of any Group, any Indemnified Party or Affected Person or any other Person hereunder, and the Administrative Agent shall distribute or cause to be distributed such funds in accordance with Article II (in each case as if such funds were held by the Servicer thereunder).
    Section 9.04.    Enforcement Rights. (a) At any time following the occurrence and during the continuation of an Event of Default:
    (i)    the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
    (ii)    the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
    (iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records reasonably necessary to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software reasonably necessary to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
    (iv)    the Administrative Agent may assume exclusive control of each Collection Account and notify the Collection Account Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;

    (v)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and
    (vi)    the Administrative Agent may collect any amounts due from an Originator under the Receivables Sale Agreement or the Performance Guarantor under the Performance Guaranty.
    (b)    The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower reasonably necessary, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
    (c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer reasonably necessary, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
    Section 9.05.    Responsibilities of the Borrower. (a) The Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

    (b)    DCP hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, DCP shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that DCP conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to DCP its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).
    Section 9.06.    Servicing Fee. The Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the monthly average aggregate Outstanding Balance of the Pool Receivables.
Article X

Events of Default
    Section 10.01.    Events of Default. If any of the following events (each an “Event of Default”) shall occur:
    (a)    (i) except as otherwise provided herein, the Borrower, any Originator, the Performance Guarantor, or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by the Borrower, such Originator, the Performance Guarantor or the Servicer, as applicable (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a) or any breach of a covenant contained in Sections 8.01(c), (h), (p), or (t) or Section 8.02(a) and (l)), and such failure, solely to the extent capable of cure, shall continue for (A) fifteen (15) days, with respect to the Borrower or (B) thirty (30) days with respect to any Originator, the Performance Guarantor, or the Servicer, in each case after the earlier of (x) written notice to the Borrower, any Originator, the Performance Guarantor, or the Servicer (which may be by email) by the Administrative Agent or any Lender, and (y) actual knowledge of the Borrower, any Originator, the Performance Guarantor, or the Servicer; (ii) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for three (3) Business Days or (iii) DCP shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;
    (b)    any representation or warranty made or deemed made by the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if the representation or warranty is of a type that is capable of being cured, shall remain incorrect or untrue for ten (10) days after the earlier of such Person’s actual knowledge or notice thereof;
    (c)    the Borrower or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;
    (d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason (other than through an action of the Administrative Agent) cease to create, or for any reason cease to be, a valid and enforceable perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim other than Permitted Liens;
    (e)    the occurrence of any of the following with respect to the Borrower, any Originator, the Performance Guarantor or the Servicer (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower, such Originator, the Performance Guarantor or the Servicer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower, such Originator, the Performance Guarantor or the Servicer or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower, such Originator, the Performance Guarantor or the Servicer and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) the Borrower, such Originator, the Performance Guarantor or the Servicer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower, such Originator, the Performance Guarantor or the Servicer shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes;
    (f)    (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 1.50%, (B) the Delinquency Ratio shall exceed 3.50%; (C) the Dilution Ratio shall exceed 3.00%; or (ii) the Days’ Sales Outstanding shall exceed forty-five (45) days;
    (g)    a Change in Control shall occur;
    (h)    a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

    (i)    (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt (other than the Borrower Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding (A) under the Credit Agreement or (B) in a principal amount exceeding the lesser of (x) Consolidated Net Tangible Assets times 3.0% and (y) $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph) and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;
    (j)    the Borrower shall fail (x) at any time to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, on the Borrower’s board of managers or (y) to timely notify the Administrative Agent of any replacement or appointment of any Person that is to serve as an Independent Manager on the Borrower’s board of managers as required pursuant to Section 8.03(c) of this Agreement, and such failure in each case, solely to the extent capable of cure, shall continue for five (5) Business Days;
    (k)    The occurrence of any of the following events: (i) the Borrower, the Parent or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the Borrower, the Parent or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $25,000,000, (ii) a Termination Event or (iii) the Borrower, the Parent or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000;

    (l)    a Receivables Sale Agreement Termination Event shall occur under the Receivables Sale Agreement;
    (m)    the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act;
    (n)    this Agreement or any other Transaction Document shall fail to be in full force and effect or any of the Borrower, any Originator, the Performance Guarantor or the Servicer shall so assert or this Agreement or any Transaction Document shall fail to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created hereby or thereby;
    (o)    one or more judgments or decrees shall be entered against the Borrower, any Originator, the Performance Guarantor or the Servicer involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to the Borrower, $15,000); or
    (p)    the Consolidated Leverage Ratio shall exceed (i) for the fiscal quarter ending June 30, 2018, 5.25 to 1.0 and (ii) for each fiscal quarter ending on or after September 30, 2018, 5.00 to 1.0; provided, however, that notwithstanding the foregoing, subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, solely for the three consecutive fiscal quarters following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition is consummated), the Consolidated Leverage Ratio pursuant to clauses (i) and/or (ii) above, as applicable, shall be 5.50 to 1.0.
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred) and (y) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

Article XI

The Administrative Agent
    Section 11.01.    Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
    Section 11.02.    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
    Section 11.03.    Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the

Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
    Section 11.04.    Indemnification of Administrative Agent. Each Committed Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Pro Rata Percentage of such Committed Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
    Section 11.05.    Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
    Section 11.06.    Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.
    Section 11.07.    Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Lender(s) and Related Committed Lender(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
    Section 11.08.    Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
    Section 11.09.    Successor Administrative Agent. (a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
    (b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
    Section 11.10.    Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability,

responsibility or duty under this Agreement. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
Article XII

The Group Agents
    Section 12.01.    Authorization and Action. Each Credit Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Borrower or any Affiliate thereof, any Lender except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
    Section 12.02.    Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Borrower or any Affiliate thereof; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
    Section 12.03.    Group Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also a Group Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
    Section 12.04.    Indemnification of Group Agents. Each Committed Lender in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the proportion of the Pro Rata Percentage of such Committed Lender to the aggregate Pro Rata Percentages of all Committed Lenders in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.
    Section 12.05.    Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
    Section 12.06.    Notice of Events of Default. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Credit Party, the Servicer or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Credit Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Event of Default or Event of Default as may be directed by Committed Lenders in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Group.
    Section 12.07.    Non-Reliance on Group Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Credit Party represents and warrants to the Group Agent for its

Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Credit Party in its Group, no Group Agent shall have any duty or responsibility to provide any Credit Party in its Group with any information concerning the Borrower or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
    Section 12.08.    Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Borrower, the Servicer and the Credit Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Lender(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
    Section 12.09.    Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Credit Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Credit Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Credit Parties in its Group.
Article XIII

Indemnification
    Section 13.01.    Indemnities by the Borrower. (a) Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (x) Borrower Indemnified Amounts (i) to the extent a final judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted primarily from the gross negligence or willful misconduct by the Indemnified Party seeking indemnification and (ii) to the extent such Borrower Indemnified Amounts arise due to the credit risk of an Obligor and for which reimbursement would constitute recourse to any Originator or the Servicer for uncollectible Receivables and (y) Taxes that are covered by Section 5.03. Without limiting or being limited by the foregoing, the Borrower shall pay on written demand (which demand shall be accompanied by documentation of the Borrower Indemnified Amounts in reasonable detail) (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (x) and (y) above):
    (i)    any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
    (ii)    any written representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other written information or report (other than projections, forward-looking statements and information of a general economic or industry nature) delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;
    (iii)    the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
    (iv)    the failure to vest in the Administrative Agent a perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim (other than Permitted Liens) or any Person other than an Indemnified Party having any enforceable ownership interest or perfected Lien in all or any portion of the Collateral;
    (v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;
    (vi)    any dispute, claim or defense (other than any reduction, revision or discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
    (vii)    any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
    (viii)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
    (ix)    the commingling of Collections of Pool Receivables at any time with other funds;
    (x)    any investigation, litigation or proceeding (actual or threatened) brought by a Person other than an Indemnified Party related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;
    (xi)    any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
    (xii)    any setoff with respect to any Pool Receivable;
    (xiii)    any claim brought by any Person other than an Indemnified Party arising from any activity by the Borrower or the Servicer (if an Affiliate of the Borrower) in servicing, administering or collecting any Pool Receivable;
    (xiv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement, or the termination of any Account Control Agreement by a Collection Account Bank, or any amounts payable by the Administrative Agent to a Collection Account Bank pursuant to the applicable Account Control Agreement;
    (xv)    any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;
    (xvi)    the use of proceeds of any Credit Extension;
    (xvii)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or

    (xviii)    the failure to provide each Obligor with an invoice or other statements evidencing amounts owed under each applicable Pool Receivable.
    (b)    Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
    (c)    If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Indemnified Party the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower on the one hand and such Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and such Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Indemnified Parties.
    (d)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
    Section 13.02.    Indemnification by the Servicer. (a) The Servicer shall indemnify the Indemnified Parties for any and all claims, losses and liabilities resulting from: (i) the failure of any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made, (ii) the failure by the Servicer to comply with any applicable Laws, rule or regulation with respect to any Pool Receivable or the related Contract, (iii) any dispute, claim, offset or defense of an Obligor (other than as a result of discharge in bankruptcy with respect to such Obligor) to the payment of any Pool Receivable to the extent resulting from the failure of the Servicer to comply with its obligations hereunder in respect of such Receivable, (iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party, or (v) the commingling of Collections of Pool Receivables at any time with other funds of the Servicer.
    (b)    Promptly upon receipt by any Indemnified Party under this Section 13.02 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Servicer hereunder, notify the Servicer in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. The Servicer may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Servicer and the Indemnified Party. The approval of the Servicer will not be unreasonably withheld or delayed. After notice from the Servicer to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Administrative Agent and the Group Agents, and so long as the Servicer so assumes the defense thereof in a manner reasonably satisfactory to the Administrative Agent and the Group Agents, the Servicer shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Servicer and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).
    (c)    The Servicer will promptly pay to the Group Agent for the Indemnified Party such indemnity amount as shall be specified to the Servicer in a certificate of the Indemnified Party (or its Group Agent, on its behalf) setting forth the calculations of such amount, together with the basis therefor. Any such certificate submitted by or on behalf of the Indemnified Party shall be conclusive and binding for all purposes, absent manifest error.
    (d)    Each Indemnified Party, on behalf of itself, its assigns, officers, directors, officers and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.
    (e)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
Article XIV

Miscellaneous
    Section 14.01.    Amendments, Etc. (a) No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by either the Borrower or the Servicer shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
    (i)    change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Scheduled Termination Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage or Special Concentration Limit for any Obligor or change the calculation of the Borrowing Base;

    (ii)    reduce the amount of Capital or Interest that is payable on account of any Loan or delay any scheduled date for payment thereof;
    (iii)    change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or
    (iv)    change the order of priority in which Collections are applied pursuant to Section 4.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Lender’s Commitment hereunder without the consent of such Committed Lender, (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group, and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i)-(v) above and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
    Section 14.02.    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include email and facsimile communication) and emailed, faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), notices and communications sent by email shall be effective when confirmed by electronic receipt or otherwise acknowledged, and notices and communications sent by other means shall be effective when received.
    Section 14.03.    Assignability; Addition of Lenders.
    (a)    Assignment by Conduit Lenders. This Agreement and the rights of each Conduit Lender hereunder (including each Loan made by it hereunder) shall be assignable by such Conduit Lender and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Lender without prior notice to or consent from the Borrower or any other party, or any other condition or restriction of any kind, (ii) to any other Lender with prior notice to the Borrower but without consent from the Borrower or (iii) with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or Unmatured Event of Default has occurred and is continuing), to any other Eligible Assignee. Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Borrower and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Borrower and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).
    (b)    Assignment by Committed Lenders. Each Committed Lender may assign to any Eligible Assignee or to any other Committed Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that
    (i)    except for an assignment by a Committed Lender to either an Affiliate of such Committed Lender or any other Committed Lender, each such assignment shall require the prior written consent of the Borrower and the LC Bank (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that in the case of the Borrower, such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);
    (ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
    (iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Committed Lender’s Commitment; and
    (iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Lender hereunder and (y) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).
    (c)    Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Conduit Lenders, the Commitment of each Committed Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Conduit Lender and Committed Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Group Agents, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Committed Lender or Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, any Group Agent, any Conduit Lender or any Committed Lender at any reasonable time and from time to time upon reasonable prior notice.
    (d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Lender and an Eligible Assignee or assignee Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.
    (e)    Participations. Each Committed Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that
    (i)    such Committed Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
    (ii)    such Committed Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and
    (iii)    such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Committed Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
The Administrative Agent, the Group Agents, the Conduit Lenders, the other Committed Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement.
    (f)    Participant Register. Each Committed Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Committed Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
    (g)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).
    (h)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).
    (i)    Addition of Lenders or Groups. The Borrower may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Lenders (by creating a new Group) or cause an existing Lender or LC Participant to increase its Commitment; provided, however, that the Commitment of any existing Lender or LC Participant may only be increased with the prior written consent of such Lender or LC Participant. Each new Lender or LC Participant (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto (which Assumption Agreement shall, in the case of any new Lender, be executed by each Person in such new Lender’s Group).
    (j)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
    (k)    Pledges by Conduit Lenders and CP Issuers. Notwithstanding any other provision of this Agreement (including this Section 14.03), any Conduit Lender or CP Issuer may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement (including, without limitation, rights to payment of the principal balance of a Loan and any Interest thereon) to any Conduit Trustee without notice to or consent of the Borrower (and without entering into an Assumption Agreement); provided, that no such pledge or grant of security interest shall release such CP Conduit or CP Issuer from any of its obligations hereunder or substitute any such Conduit Trustee for such CP Conduit or CP Issuer as a party hereto.
    Section 14.04.    Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on written demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) specifically related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for a single counsel to the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on written demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs for a single counsel to the Administrative Agent), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
    Section 14.05.    No Proceedings; Limitation on Payments. (a) Each of the Borrower, the Administrative Agent, the Servicer, each Group Agent, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Insolvency Proceeding so long as any Notes or other senior indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.
    (b)    Each of the Servicer, each Group Agent, the LC Bank, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.
    (c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Lender shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay such Conduit Lender’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Lender’s securitization program or (y) all of such Conduit Lender’s Notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.
    Section 14.06.    Confidentiality. (a) Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives or to a Conduit Trustee, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and instructed to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
    (b)    Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel on a need-to-know basis if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Lender’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) to the Borrower, the Servicer and its Affiliates, Advisors and Representatives on a need-to-know basis if they agree in writing to hold it confidential, (vi) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Lender or their respective Affiliates or Program Support Providers or (vii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding, with notice to the Borrower to the extent permitted by Applicable Law or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vii) above, the Administrative Agent, each Group Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees that any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents) shall be used only in connection with this Agreement and the other Transaction Documents. Each of the Administrative Agent, each Group Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.
    (c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources (other than any Credit Party), insurers, professional advisors, representatives and agents; provided that such persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such person.
    (d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations and applicable state and local tax law) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
    Section 14.07.    Governing Law. This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of

New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof, except to the extent that the perfection, the effect of perfection or priority of the interests of Administrative Agent or any Lender in the collateral is governed by the laws of a jurisdiction other than the State of New York).
    Section 14.08.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
    Section 14.09.    Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.07, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.
    Section 14.10.    Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, in such federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
    (b)    Each of the Borrower and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 14.02. Nothing in this Section 14.10 shall affect the right of the Administrative Agent or any other Credit Party to serve legal process in any other manner permitted by applicable law.
    Section 14.11.    Waiver of Jury Trial. Each party hereto hereby waives, to the maximum extent permitted by applicable law, trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or any other Transaction Document.

    Section 14.12.    Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
    Section 14.13.    Limitation of Liability. (a) No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
    (b)    The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
    Section 14.14.    Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by applicable law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
    Section 14.15.    USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the PATRIOT Act, the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Servicer and the

Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and the Servicer that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower, the Servicer and the Performance Guarantor agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
    Section 14.16.    Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.
    Section 14.17.    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    Section 14.18.    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
    Section 14.19.    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
[Signature Pages Follow]

In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DCP Receivables LLC, as the Borrower

By:
Name:
Title:

DCP Midstream, LP, as the Servicer

By: DCP Midstream GP, LP, its general partner

By: DCP Midstream GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Receivables Financing Agreement]

PNC Bank, National Association, as Administrative Agent

By:
Name:
Title:

PNC Bank, National Association, as Group Agent for the PNC Group

By:
Name:
Title:

PNC Bank, National Association, as a Committed Lender

By:
Name:
Title:

PNC Capital Markets LLC, as Structuring Agent

By:
Name:
Title:

[Signature Page to Receivables Financing Agreement]

Exhibit A-1

Form of [Loan Request][LC Request]

[Letterhead of Borrower]
[Date]
[Administrative Agent]
[Group Agents]
Re:    [Loan Request] [LC Request]
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Financing Agreement, dated as of August 13, 2018 among DCP Receivables LLC (the “Borrower”), DCP Midstream, LP, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
[This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 201_] (of which $[___] will be funded by the PNC Group, and $[___] will be funded by the ____ Group). The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].]
[This letter constitutes an LC Request pursuant to Section 3.02(a) of the Agreement. The Borrower hereby request that the LC Bank issue a Letter of Credit with a face amount of [$_____] on [_____, ~~201~~202_]. After giving effect to such issuance, the LC Participation Amount will be [$_____].]
The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:
    (i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
A-1-1

    (ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;
    (iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and
    (iv)    the Termination Date has not occurred.

A-1-2

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

DCP Receivables LLC

By:
Name:
Title:

A-1-3

Exhibit A-2
Form of Letter of Credit Application

A-2-1

Exhibit B

[Form of Assignment and Acceptance Agreement]
Dated as of ___________, ~~201~~202_
Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Interest (if any) allocable to Capital assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining Capital:	$[_____]
Section 2.
Effective Date of this Assignment and Acceptance Agreement: [__________]
Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Lender under that certain Receivables Financing Agreement, dated as of August 13, 2018 among DCP Receivables LLC, as Borrower, DCP Midstream, LP, as Servicer, the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).
[Signature Pages Follow]

B-1

Assignor:

[________________________]

By:
     Name:
     Title:

Assignee:

[_________________________]

By:
     Name:
     Title:

[Address]

Accepted as of date first above
written:
PNC Bank, National Association,
as Administrative Agent
By:
    Name:
    Title:

DCP Receivables LLC,
 as Borrower
By:
    Name:
    Title:
B-2

Exhibit C

[Form of Assumption Agreement]
This Assumption Agreement (this “Agreement”), dated as of [______ __, ____], is among DCP Receivables LLC (the “Borrower”), [________], as conduit lender (the “[_____] Conduit Lender”), [________], as the Related Committed Lender (the “[______] Committed Lender” and together with the Conduit Lender, the “[_____] Lenders”), and [________], as group agent for the [_____] Lenders (the “[______] Group Agent” and together with the [_____] Lenders, the “[_______] Group”).
Background
The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of August 13, 2018 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.
Now, Therefore, the parties hereto hereby agree as follows:
    Section 1.    This letter constitutes an Assumption Agreement pursuant to Section 14.03(i) of the Receivables Financing Agreement. The Borrower desires [the [_____] Lenders] [the [______] Committed Lender] to [become a Group] [increase its existing Commitment] under the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[________] Lenders] [[__________] Committed Lender] agree[s] to [become Lenders within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______] Committed Lender hereto].
The Borrower hereby represents and warrants to the [________] Lenders and the [_________] Group Agent as of the date hereof, as follows:
    (i)    the representations and warranties of the Borrower contained in Section 7.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;
    (ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and
    (iii)    the Termination Date shall not have occurred.
    Section 2.    Upon execution and delivery of this Agreement by the Borrower and each member of the [______] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 14.03(i) of the Receivables Financing Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Lenders shall become a party to, and have the rights and obligations of Lenders under, the Receivables Financing Agreement and the “Commitment” with respect to the Committed Lenders in such Group as shall be as set forth under the signature of each such Committed Lender hereto] [the [______] Committed Lender shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______] Committed Lender hereto].
    Section 3.    Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Lender is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Financing Agreement.
    Section 4.    This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the general obligations law of the State of New York), but without regard to any other conflicts of law provisions thereof. This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.
(Signature Pages Follow)

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[___________],
as a Conduit Lender

By:
     Name Printed:
     Title:

[Address]

[___________],
as a Committed Lender

By:
     Name Printed:
     Title:

[Address]

[Commitment]

[_____________],
as Group Agent for [_________]

By:
     Name Printed:
     Title:

[Address]

DCP Receivables LLC,
    as Borrower
By:
Name Printed:
Title:

Exhibit D

Form of Reduction Notice

[Letterhead of Borrower]
[Date]
[Administrative Agent]
[Group Agents]
Re:    Reduction Notice
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Financing Agreement, dated as of August 13, 2018 among DCP Receivables LLC (the “Borrower”), DCP Midstream, LP, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Borrower hereby notifies the Administrative Agent and the Group Agents that it shall prepay the outstanding Capital of the Lenders in the amount of [$_______] to be made on [_____, 201_]. After giving effect to such prepayment, the Aggregate Capital will be [$_______].
The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:
    (i)    the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
    (ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;
    (iii)    no Borrowing Base Deficit exists or would exist after giving effect to such prepayment; and

    (iv)    the Termination Date has not occurred.

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

DCP Receivables LLC

By:
Name:
Title:

Exhibit E

Credit and Collection Policy
(On file with PNC)

E-1

Exhibit F-1

Form of Monthly Information Package
(Attached)

F-1-1

Exhibit F-2

Form of Weekly Information Package
(Attached)

F-2-1

Exhibit F-3

Form of Daily Information Package
(Attached)

F-3-1

Exhibit G

Form of Compliance Certificate
To: PNC Bank, National Association, as Administrative Agent
This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of August 13, 2018 among DCP Receivables LLC (the “Borrower”), DCP Midstream, LP, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
The Undersigned Hereby Certifies That:
    1.    I am the duly elected ________________of the Servicer.
    2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.
    3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth in paragraph 5 below].
    4.    Schedule I attached hereto sets forth financial statements of the Servicer and its Subsidiaries for the period referenced on such Schedule I [and sets forth the calculation of [insert financial covenants if applicable].]
    [5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

G-1

The foregoing certifications are made and delivered this ___ day of ___________________, 201_.
DCP Midstream, LP
By: DCP Midstream GP, LP, its general partner
By: DCP Midstream GP, LLC, its general partner
By:
     Name:
     Title:

G-2

Schedule I to Compliance Certificate
    A.    Schedule of Compliance as of ____________, 201_ with the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
This schedule relates to the month ended: _____________, 201__.
    B.    The following financial statements of the Servicer and its Subsidiaries for the period ending on ______________, 201_, are attached hereto:
    C.    The calculation of the ______ for the fiscal quarter ended __________, 201__ is set forth below:

G-I-1

Exhibit H

Closing Memorandum
(Attached)

H-1

Schedule I

Commitments
PNC Group

Party	Capacity	Maximum Commitment
PNC	Committed Lender	$350,000,000
PNC	LC Participant	$350,000,000
PNC	LC Bank	N/A
PNC	Group Agent	N/A

Schedule I-1

Schedule II

Lock-Boxes, Collection Accounts and Collection Account Banks

Bank	Lockbox	Account and ABA Numbers
JPMorgan Chase Bank, N.A.		Account Number: Wire ABA#:
JPMorgan Chase Bank, N.A.		Account Number: Wire ABA#:
JPMorgan Chase Bank, N.A.		Account Number: Wire ABA#:
JPMorgan Chase Bank, N.A.		Account Number: Wire ABA#:
JPMorgan Chase Bank, N.A.		Account Number: Wire ABA#:

Schedule II-1

Schedule III

Notice Addresses
    (A)    in the case of the Borrower, at the following address:
DCP Receivables LLC
370 17th St., Suite 2500
Denver, CO 80202
Attn: Chief Financial Officer
Telephone: (303) 633-2900
Facsimile: (303) 605-2226
with a copy to:
DCP Midstream, LP
370 17th St., Suite 2500
Denver, CO 80202
Attn: General Counsel
Telephone: (303) 633-2900
Facsimile: (303) 605-2226
    (B)    in the case of the Servicer, at the following address:
DCP Midstream, LP
370 17th St., Suite 2500
Denver, CO 80202
Attn: Chief Financial Officer
Telephone: (303) 633-2900
Facsimile: (303) 605-2226
    (C)    in the case of PNC or the Administrative Agent, at the following address:
PNC Bank, National Association
300 Fifth Avenue, Floor 11
Pittsburgh, PA 15222-2707
Attention: Brian Stanley
Telephone: (412) 768-2001
Facsimile: (412) 762-9184
with a copy to: ABFAdmin@pnc.com
    (D)    in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.
Schedule III-1

Schedule IV

Special Obligors

Special Obligor	Percentage Limit

Schedule IV-1

Schedule V

Subject Originators
    1.    DCP Mobile Bay Processing, LLC
    2.    National Helium, LLC
    3.    Centana Intrastate Pipeline, LLC
    4.    Fuels Cotton Valley Gathering, LLC
    5.    Dauphin Island Gathering Partners
    6.    EasTrans, LLC
    7.    DCP Guadalupe Pipeline, LLC
    8.    Gas Supply Resources LLC
    9.    DCP East Texas Gathering, LLC
    10.    DCP Assets Holding, LP
    11.    DCP Tolar Gas Service, LLC
    12.    Cimarron River Pipeline, LLC
    13.    DCP Michigan Pipeline & Processing, LLC
    14.    DCP Grands Lacs LLC
    15.    DCP Litchfield LLC
    16.    DCP Saginaw Bay Lateral LLC
    17.    DCP Michigan Holdings LLC
    18.    DCP Black Lake Holdings, LP
    19.    Marysville Hydrocarbons LLC
    20.    DCP South Central Texas LLC

    Schedule V-1